EXHIBIT 10.3

LEASE AGREEMENT

Between

FUND III AND FUND IV ASSOCIATES,

a Georgia joint venture partnership,

as Landlord

and

NEW YORK LIFE INSURANCE COMPANY,

a New York mutual insurance company,

as Tenant

Dated: July 26, 2004

for

4400 Cox Road, Glen Allen, Virginia 23060

TABLE OF CONTENTS

LEASE AGREEMENT

44.	Security Deposit	26
45.	Building Allowance and Tenant Finishes	26
46.	Rules and Regulations	26
47.	Quiet Enjoyment	27
48.	Entire Agreement	27
49.	Limitation of Liability	27
50.	Submission of Agreement	27
51.	Authority	27
52.	Relocation	27
53.	Broker Disclosure	27
54.	Notices	28
55.	Force Majeure	28
56.	Financial Statements	29
57.	Special Stipulations	29

Exhibits:

EXHIBIT “A” LEGAL DESCRIPTION

EXHIBIT “A-1” PREMISES

EXHIBIT “B” WORK LETTER

EXHIBIT “B-2” TENANT’S PLANS

EXHIBIT “C” ACKNOWLEDGEMENT AND ACCEPTANCE

EXHIBIT “D” SPECIAL STIPULATIONS

EXHIBIT “D-1” (Right Of First Offer Space)

EXHIBIT “D-2” (Management Representation Certificate)

ii

BASIC LEASE PROVISIONS

The following is a summary of some of the Basic Provisions of the Lease. In the event of any conflict between the terms of these Basic Lease Provisions and the referenced Sections of the Lease, the referenced Sections of the Lease shall control.

1.	Building (See Section 1):	4400 Cox Road Glen Allen, Virginia 23060

	Project (See Section 1):	Innsbrook Corporate Center

2.	Premises (See Section 1):

	Suite:	110

	Floor:	1st

	Rentable Square Feet:	14,740

3.	Term (See Section 2):	123 months, subject to Section 2

4.	Base Rent (See Sections 2 and 3):

Lease Months	Annual Rate Per Rentable Square Foot of Premises	Monthly Installment	Annual Installment
1—12	$17.50	$21,495.83	$257,950.00
13—24	$17.86	$21,938.03	$263,256.40
25—36	$18.23	$22,392.52	$268,710.20
37—48	$18.61	$22,859.28	$274,311.40
49—60	$19.00	$23,338.33	$280,060.00
61—72	$19.27	$23,669.98	$284,039.80
73—84	$19.55	$24,013.92	$288,167.00
85—96	$19.83	$24,357.85	$292,294.20
97—108	$20.12	$24,714.07	$296,568.80
109—120	$20.41	$25,070.28	$300,843.40
121—123	$20.71	$25,438.78	$305,265.40

Tenant shall be entitled to free Base Rent for months 1-3 in accordance with Special Stipulation 2 on Exhibit “D”.

5.	Tenant’s Share (See Section 13):	34.28%

6.	Security Deposit (See Section 44):	$0.00

7.	Landlord’s Broker (See Section 53):	Grubb & Ellis\Harrison & Bates

	Tenant’s Broker (See Section 53):	Advantis/Cushman & Wakefield

8.	Notice Address (See Section 54):
	Landlord’s Notice Address:	Fund III and Fund IV Associates
c/o Wells Real Estate Funds
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092-2295
Attention: George Wells
Director, East Region

	Tenant’s Notice Address:	New York Life Insurance Company
51 Madison Avenue, Room 1108
New York, New York 10010
Attention: Admin. Services
Facsimile: 212-447-5679

	With a copy to:	New York Life Insurance Company
3655 North Point Parkway, Suite 350
Alpharetta, Georgia 30005
Attention: William C. Reid, Zone Financial Officer
Facsimile: 770-752-8529

	With a copy to:	New York Life Investment Management LLC
51 Madison Avenue, Room 907
New York, New York 10010
Attention: Corporate Real Estate

2

LEASE AGREEMENT

THIS LEASE AGREEMENT (hereinafter called the “Lease”) is made and entered into this 26th day of July, 2004, by and between FUND III AND FUND IV ASSOCIATES, a Georgia joint venture partnership (hereinafter called “Landlord”), and NEW YORK LIFE INSURANCE COMPANY, a New York mutual insurance company (hereinafter called “Tenant”).

1. Premises. Landlord does hereby rent and lease to Tenant and Tenant does hereby rent and lease from Landlord, for general office purposes of a type customary for first-class office buildings, the following described space (hereinafter called the “Premises”):

14,740 rentable square feet of space (approximately 13,161 usable square feet) located on the first floor of a 2-story building (the “Building”) consisting of approximately 43,000 rentable square feet of space and located on the real property described in Exhibit “A” attached hereto (the “Property”), said Premises to be located as shown by diagonal lines on the drawing attached hereto as Exhibit “A-1” and made a part hereof by reference. The Building is located within a larger office park (“Project”) consisting of approximately 4.233 acres, together with any and all improvements now or hereafter located thereon and together with any additional land and/or buildings which Landlord hereinafter acquires and makes a part of the Project. The Premises shall be prepared for Tenant’s occupancy in the manner and subject to the provisions of Exhibit “B” attached hereto and made a part of hereof. As used in this Lease, “rentable square feet” shall be determined by multiplying “usable square feet” (as determined based upon the ANSI Z.65-1996 standard promulgated by the Building Owners and Managers Association) multiplied by 1.12. Landlord and Tenant agree that the number of rentable square feet described above has been confirmed and conclusively agreed upon by the parties.

2. Lease Term. Tenant shall have and hold the Premises for a term (“Term”) commencing on the date (the “Commencement Date”) which is the earlier of (i) five (5) days after the date on which Landlord notifies Tenant that the Premises are Substantially Completed (as defined in Exhibit “B” attached hereto) or (ii) the date Tenant first occupies all or any portion of the Premises for the conduct of its business, and shall terminate at midnight on the last day (the “Expiration Date”) of the one hundred twenty third (123rd) full calendar month following the Commencement Date, unless sooner terminated or extended as hereinafter provided. Promptly following the Commencement Date, Landlord and Tenant shall enter into a letter agreement in the form attached hereto as Exhibit “C”, specifying the Commencement Date, the Expiration Date, the conclusively agreed number of rentable square feet contained within the Premises and the agreed amount of Base Rent payable hereunder for the first Lease Year (as defined in Section 3 below).

3. Base Rent. Tenant shall pay to Landlord, at P.O. Box 409849, Atlanta, Georgia 30384-9849, or at such other place as Landlord shall designate in writing to Tenant, annual base rent (“Base Rent”) in the amounts set forth in the Basic Lease Provisions. The term “Lease Year”, as used in the Basic Lease Provisions and throughout this Lease, shall mean each and every consecutive twelve (12) month period during the Term of this Lease, with the first such twelve (12) month period commencing on the Commencement Date; provided, however, if the Commencement Date occurs other than on the first day of a calendar month the first Lease Year shall be that partial month plus the first full twelve (12) months thereafter.

4. Rent Payment. The Base Rent for each Lease Year shall be payable in equal monthly installments, due on the first day of each calendar month, in advance, in legal tender of the

United States of America, without abatement, demand, deduction or offset whatsoever, except as may be expressly provided otherwise in this Lease to the contrary. One full monthly installment of Base Rent shall be due and payable on the date of execution of this Lease by Tenant for the first month’s Base Rent and a like monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month following the Commencement Date during the Term hereof; provided, that if the Commencement Date should be a date other than the first day of a calendar month, the monthly Base Rent installment paid on the date of execution of this Lease by Tenant shall be prorated to that partial calendar month, and the excess shall be applied as a credit against the next monthly Base Rent installment. Tenant shall pay, as Additional Rent, all other sums due from Tenant under this Lease (the term “Rent”, as used herein, means all Base Rent, Additional Rent and all other amounts payable hereunder from Tenant to Landlord).

5. Late Charge. Other remedies for non-payment of Rent notwithstanding, if any monthly installment of Base Rent or Additional Rent is not received by Landlord on or before the seventh (7th) business day following the date due, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the seventh (7th) business day following the date Tenant receives Landlord’s invoice, a late charge of five percent (5%) percent of such past due amount shall be immediately due and payable as Additional Rent and interest shall accrue from the date past due until paid at the lower of twelve percent (12%) per annum or the highest rate permitted by applicable law; provided, however, that no such late charge shall be incurred and no such interest shall accrue with respect to the first late payment described above in each Lease Year. In the event that checks submitted by Tenant to Landlord for payment of amounts due pursuant to the Lease shall not be honored by the financial institute due to insufficient funds in excess of two (2) times during the Term, Landlord may, in its sole discretion, require that all future payments by Tenant to Landlord be paid by certified funds or cashier’s check.

6. Partial Payment. No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any Rent due under the terms of this Lease or any late charge assessed against Tenant hereunder.

7. Construction of this Agreement. No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant of its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand exact compliance with the terms hereof. Time is of the essence of this Lease. This Lease shall be governed by the laws of the state in which the Property is located.

8. Use of Premises.

(a) Tenant shall use and occupy the Premises for general office purposes in conjunction with Tenant’s life insurance and financial services business, and training of its personnel and other related professional business purposes of a type customary for first-class office buildings and for no other purpose. The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner to vitiate the insurance or increase the rate of insurance on the Premises or the Building, nor in any manner inconsistent with the first-class nature of the Building.

(b) Tenant shall not cause or permit the receipt, storage, use, location or handling on the Property (including the Building and Premises) of any product, material or merchandise which is explosive, highly inflammable, or a “hazardous or toxic material,” as that term is hereafter defined. “Hazardous or toxic material” shall include all materials or substances which have been determined to be hazardous to health or the environment, including, without limitation hazardous waste (as defined in the Resource Conservation and Recovery Act); hazardous substances (as defined in the Comprehensive Emergency Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act); gasoline or any other petroleum product or by-product or other hydrocarbon derivative; toxic substances, (as defined by the Toxic Substances Control Act); insecticides, fungicides or rodenticide, (as defined in the Federal Insecticide, Fungicide, and Rodenticide Act); asbestos and radon and substances determined to be hazardous under the Occupational Safety and Health Act or regulations promulgated thereunder. Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Premises of de minimis amounts of hazardous or toxic materials which are in compliance with all applicable laws, ordinances and regulations and are customarily present in a general office use (e.g., copying machine chemicals and kitchen cleansers).

(c) The occupancy rate of the Premises shall in no event be more than four (4) persons per one thousand (1,000) useable square feet within the Premises, or the maximum occupancy permitted pursuant to applicable laws or codes, whichever is less. In the event that Tenant exceeds this ratio, and Landlord consents to such overage, Landlord may condition its consent upon Tenant’s payment of any and all costs related with such overage, including without limitation, excessive maintenance charges, increased electrical and HVAC usage, and increased parking demand.

9. Definitions. “Landlord,” as used in this Lease, shall include the party named in the first paragraph hereof, its representatives, assigns and successors in title to the Premises. “Tenant” shall include the party named in the first paragraph hereof, its heirs and representatives, and, if this Lease shall be validly assigned or sublet, shall also include Tenant’s assignees or subtenants, as to the Premises, or portion thereof, covered by such assignment or sublease. “Landlord” and “Tenant” include male and female, singular and plural, corporation, partnership, limited liability company (and the officers, members, partners, employees or agents of any such entities) or individual, as may fit the particular parties.

10. Repairs By Landlord.

(a) Tenant, by taking possession of the Premises, shall accept and shall be held to have accepted the Premises as provided in Section 15 of this Lease. Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as set forth in this Lease. Except for damage caused by casualty and condemnation (which shall be governed by Sections 28 and 29 below), and subject to normal wear and tear, Landlord shall maintain (including appropriate snow and ice removal) in good repair and in first-class condition the exterior walls, exterior windows, roof, common areas, parking areas, foundation, structural portions and the central portions of the Building’s mechanical, electrical, plumbing, fire and life safety, heating, ventilating and air-conditioning systems (i.e., only those portions of central distribution, but not the branches which serve only one tenant’s space), provided such repairs are not necessitated by the negligence or willful misconduct of Tenant, Tenant’s invitees or anyone in the employ or control of Tenant.

(b) Notwithstanding anything to the contrary contained in this Lease, if Landlord, after receipt of written notice from Tenant given pursuant to the notice section of this

Lease and informing Landlord that repairs or maintenance are necessary, and those repairs or maintenance are Landlord’s obligations pursuant to this Lease, shall fail to promptly commence the repairs or maintenance and/or thereafter fails to diligently pursue the same to completion within a period of time as may be reasonable under the circumstances (but in no event less than thirty (30) days after receipt of such notice), and, if but only if, such failure materially and adversely affects Tenant’s business operations in the Premises, then Tenant, after providing a second written notice to Landlord notifying Landlord of the failure, shall have the right, but not the obligation, to make such repairs or perform such maintenance, but only to the extent that it relates to the Premises and only up to an amount not exceeding $15,000.00 in each instance. Landlord shall, within thirty (30) days after receipt by Landlord of written demand from Tenant, reimburse Tenant for Tenant’s reasonable and actual out of pocket costs and expenses of such repairs or maintenance. Landlord’s obligation to pay Tenant pursuant to this paragraph shall survive the termination or expiration of this Lease.

11. Repairs By Tenant. Except as described in Section 10 above, except for repairs necessitated by the negligence or willful misconduct of Landlord, and except for normal wear and tear and damage caused by casualty or condemnation, Tenant shall, at its own cost and expense, maintain the Premises in good repair and in a neat and clean, first-class condition, including making all necessary repairs and replacements. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Building caused by Tenant or Tenant’s agents, employees, invitees, licensees, visitors or contractors, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by or on behalf of Tenant (other than by Landlord), (ii) the moving of any Property into or out of the Premises by or on behalf of Tenant (other than by Landlord). If Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make the repairs and replacements and the costs of such repair or replacements shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder. Tenant may, from time to time, install at Tenant’s sole cost and expense, in any reasonable manner, Tenant’s equipment, machinery, trade fixtures and any other personal property, which is and shall remain Tenant’s property at the expiration or sooner termination of the Lease Term, unless otherwise mutually agreed by Landlord and Tenant.

12. Alterations and Improvements. Except for minor, decorative alterations which do not affect the Building structure or systems, are not visible from outside the Premises and do not cost in excess of $10,000.00 per occasion, Tenant shall not make or allow to be made any alterations, physical additions or improvements in or to the Premises without first obtaining in writing Landlord’s written consent for such alterations or additions, which consent may be granted or withheld in the sole, unfettered discretion of Landlord (if the alterations will affect the Building structure or systems or will be visible from outside the Premises), but which consent shall not be unreasonably withheld or delayed if the alterations will not affect the Building structure or systems and will not be visible from outside the Premises. Upon Landlord’s request, Tenant will furnish Landlord plans and specifications for any proposed alterations, additions or improvements and shall reimburse Landlord for its reasonable cost to review such plans. Any alterations, physical additions or improvements shall at once become the property of Landlord; provided, however, Landlord, at its option, may require Tenant to remove any alterations, additions or improvements made by Tenant during the Term of this Lease in order to restore the Premises to the condition existing on the Commencement Date. As to improvements requiring Landlord’s consent, Landlord shall notify Tenant, at the time of Tenant’s request, if Tenant shall be required to remove any alterations, additions or improvements covered by such request at the expiration or termination of the Term of this Lease. All costs of any such alterations, additions or improvements shall be borne by Tenant. All alterations, additions or improvements must be made in a good, first-class, workmanlike manner and in a manner that does not unreasonably disturb other tenants (i.e., any loud work must be performed during non-business hours) and Tenant must maintain appropriate liability and builder’s risk insurance throughout the construction. Tenant does hereby indemnify and hold Landlord harmless from and against all claims for damages or death of persons or damage or destruction of property arising out of the performance of any such alterations, additions or improvements made by or on behalf of Tenant (other than by Landlord or Landlord’s contractors or workmen). Under no circumstances shall Landlord be required to pay, during the Term of this Lease and any extensions or renewals thereof, any ad valorem or Property tax on such alterations, additions or improvements, Tenant hereby covenanting to pay all such taxes when they become due, provided that Landlord notifies Tenant in writing promptly upon receipt of such a tax bill. In the event any alterations, additions, improvements or repairs are to be performed by contractors or workmen other than Landlord’s contractors or workmen, any such contractors or workmen must first be approved, in writing, by Landlord, such approval shall not be unreasonably withheld or delayed. Landlord agrees to assign to Tenant any rights it may have against the contractor of the Premises with respect to any work performed by said contractor in connection with improvements made by Landlord at the request of Tenant. In the event any such claim of lien is filed against the Property by any contractor, laborer or materialman performing work on the Premises at Tenant’s direction, Tenant agrees to cause such lien to be discharged, by payment of the claim or bond, within ten (10) business days of receipt of demand by Landlord.

13. Operating Expenses.

(a) Tenant agrees to reimburse Landlord throughout the Term, as Additional Rent hereunder for Tenant’s Share (as defined below) of the annual Operating Expenses (as defined below) in excess of the Operating Expenses for calendar year 2004 (hereinafter called the “Base Year Amount”). The term “Tenant’s Share” shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Building (43,000). Landlord and Tenant hereby agree that Tenant’s Share is 34.28%. If Tenant does not lease the Premises during the entire full calendar year in which the Term of this Lease ends, Tenant’s Share of excess Operating Expenses for the applicable calendar year shall be appropriately prorated for the partial year, based on the number of days Tenant leased the Premises during that year.

(b) Operating Expenses shall be all those expenses of operating, servicing, managing, maintaining and repairing the Property, Building, all parking areas and related common areas (as well as an allocation of certain reasonable Project expenses, as reasonably allocated by Landlord to the Building and the other buildings in the Project) in a manner deemed by Landlord reasonable and appropriate and in the best interest of the tenants of the Building and in a manner consistent with first-class office buildings in the metropolitan area in which the Project is located. Operating Expenses shall include, without limitation, the following:

(1) All taxes and assessments, whether general or special, applicable to the Property and the Building, which shall include real and personal property ad valorem taxes, and any and all reasonable costs and expenses incurred by Landlord in seeking a reduction of any such taxes and assessments. However, Tenant shall not be obligated for taxes on the net income from the operation of the Building, unless there is imposed in the future a tax on rental income on the Building in lieu of the real Property ad valorem taxes, in which event such tax shall be deemed an Operating Expense of the Building.

(2) Insurance premiums and reasonable and customary deductible amounts, including, without limitation, for commercial general liability, ISO Causes of Loss Special Form property, rent loss and other coverages carried by Landlord on the Building and Property (including terrorism insurance, if Landlord elects to carry it or is required to carry it by any lender).

(3) All utilities, including, without limitation, water, power, heating, lighting, ventilation, sanitary sewer and air conditioning of the Building, but not including those utility charges actually paid by Tenant or other tenants of the Building.

(4) Janitorial and maintenance expenses, including:

(i) Janitorial services and janitorial supplies and other materials used in the operation and maintenance of the Building;

(ii) The cost of maintenance and service agreements on equipment, window cleaning, grounds maintenance, pest control, security, trash and snow removal, and other similar services or agreements;

(5) Management fees (or a charge equal to fair market management fees if Landlord provides its own management services) and the allocated costs of a management office;

(6) The costs, including interest, amortized over its useful life, of any capital improvement made to the Building by or on behalf of Landlord after the date of this Lease which is required under any governmental law or regulation (or any judicial interpretation thereof) that was not applicable to the Building as of the date of this Lease, and of the acquisition and installation of any device or equipment designed to improve the operating efficiency of any system within the Building or which is reasonably required to improve the safety of the Building or Project.

(7) All services, supplies, repairs, replacements or other expenses directly associated with servicing, maintaining, managing and operating the Building, including, but not limited to the lobby, vehicular and pedestrian traffic areas and other common use areas.

(8) Wages and salaries of Landlord’s employees (not above the level of Building Manager) engaged in the maintenance, operation, repair and services of the Building, including taxes, insurance and customary fringe benefits.

(9) Legal and accounting costs reasonably incurred in connection with the operation or management of the Building and Property.

(10) Costs to maintain and repair the Building and Property.

(11) Landscaping and security costs unless Landlord hires a third party to provide such services pursuant to a service contract and the cost of that service contract is already included in Operating Expenses as described above.

(12) The Building’s allocated share (as reasonably determined by Landlord) of certain expenses which are incurred on a Project-wide basis including, without limitation, costs in connection with (i) landscaping, (ii) utility and road repairs, (iii) security, (iv) signage installation, replacement and repair and (v) taxes or assessments which are not assessed against a particular building or the parcel on which it is located. If the Project is covered by a declaration and/or an owners association and costs of the type described above are allocated to the Building by way of dues or costs charged or assessed under that declaration or by that association, those charges or dues shall be included in the Operating Expenses.

Notwithstanding the foregoing, the following shall be excluded from Operating Expenses:

1.	leasing commissions, attorneys’ fees, costs and disbursement and other expenses incurred in connection with leasing, renovating or improving space for tenants or prospective tenants of the Building;

2.	costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or vacant space;

3.	costs of any services sold to tenants for which Landlord is entitled to be reimbursed by such tenants (other than as a reimbursement of Operating Expenses in the manner of this Section 13) as an additional charge or rental over and above the base annual rent, and energy costs and operating expenses payable under the lease with such tenant or other occupancy;

4.	costs incurred due to violation by Landlord of any of the terms and conditions of this Lease or any other lease relating to the Building or space therein;

5.	interest on debt or principal/amortization payments on any mortgages or deeds of trust or rental payments on any ground lease of the Building and/or the Project, or any other debt for borrowed money;

6.	costs for items and services for which Landlord is reimbursed by insurance proceeds, service contracts, warranty or guaranty (Landlord hereby agreeing to use commercially reasonable efforts to enforce all existing service contracts, warranties and guaranties with respect to the Building or the Property);

7.	cost of tenant concessions incurred by Landlord in securing new tenants of the building or retaining existing tenants including advertising and promotional expenditures;

8.	costs of repairs or replacements incurred by reason of fire, windstorm, other casualty or condemnation for which Landlord is reimbursed by insurance proceeds or condemnation awards;

9.	the cost of installing, operating and maintaining any observatory, broadcasting facilities, luncheon club or exercise facility;

10.	general corporate overhead and administrative expenses of Landlord (including salaries, fringe benefits and other compensation paid to partners, officers and executives of Landlord) not incurred in the operation of the Building;

11.

the cost of any work or service performed for, or items provided to, any tenant of the Building (other than Tenant) to a materially greater extent or in a materially more favorable manner than that furnished generally to all the tenants and other occupants of the Building (including Tenant); and, without limiting the generality of the foregoing, this exclusion shall be deemed to include the cost of after normal operating hours HVAC provided in excess of the basic service described in this Lease;

12.	the cost of any work or service performed for any facility other than the Building;

13.	rental under any ground lease or other underlying lease;

14.	any costs representing an amount paid to any person or entity related to or affiliated with Landlord which is in excess of the amount which would have been paid in the absence of such relationship;

15.	franchise or income taxes imposed upon Landlord;

16.	the wages, salaries and other compensation of any employee or person for services not related directly to the management, maintenance, operation and repair of the Building;

17.	charitable or political gifts or contributions;

18.	costs of removal, abatement or treatment of any hazardous substance or material;

19.	electrical power costs above normal consumption for which any tenant is separately metered or directly contracts with the local public service company;

20.	costs of purchasing paintings, sculptures or other art work for display in the Building;

21.	costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of Landlord, the Building, the Project or the land associated therewith;

22.	moving expense costs of tenants or occupants of the Building;

23.	management fees in excess of three percent (3%) of the aggregate of all gross receipts from income derived from the Building;

24.	late charges, fines, penalties and interest incurred by Landlord for its failure to pay timely any mortgage installment;

25.	costs of any office furniture, equipment or any other articles or fixtures which could be utilized by Landlord in its business generally;

26.	bad debt loss, rent loss, or reserves for either of these, and any other reserves for repairs, maintenance or replacements unless pursuant to generally accepted accounting principles

27.	(a) any depreciation and amortization on the Building and its equipment, (b) costs of capital improvements except as provided in Section 13(b)(6) of this Lease, and (c) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other Building equipment ordinarily considered to be of a capital nature (except equipment which is primarily used in janitorial or maintenance service as provided hereinabove), the cost of which equipment would not constitute an expense under generally accepted accounting principles consistently applied if the equipment were purchased; provided, however, that nothing in this paragraph shall prohibit or restrict Landlord from including in Operating Expenses the costs of certain capital improvements as provided in Section 13(b)(6) above;

28.	legal and auditing fees in connection with collecting delinquent rents, preparing tax returns, and preparing other financial statements; and

29.	rent for any off-site management office, unless such office is also used for properties other than the Building, in which event a portion of such rent may be reasonably allocated to the Building.

(c) Landlord shall, on or before December 20 of each calendar year, provide Tenant a statement of the estimated monthly installments of Tenant’s Share of excess Operating Expenses increases which will be due for the upcoming calendar year. In the event Landlord has not provided Tenant with such statement prior to January 1 of any calendar year, Tenant shall continue to pay Tenant’s Share of excess Operating Expenses in the same amount as the previous calendar year, unless and until Landlord provides a statement of estimated monthly installments for the current calendar year. As soon as practicable after December 31 of each calendar year during the Term of this Lease, Landlord shall furnish to Tenant an itemized statement of the Operating Expenses within the Building for the calendar year then ended. Upon reasonable prior written request given not later than thirty (30) days following the date Landlord’s statement is delivered to Tenant, Landlord will provide Tenant detailed documentation to support the itemized statement. If Tenant does not notify Landlord of any objection to Landlord’s itemized statement within sixty (60) days of Landlord’s delivery thereof, Tenant shall be deemed to have accepted such statement as true and correct and shall be deemed to have waived any right to dispute the excess Operating Expenses due pursuant to that statement.

(i) Commencing January 1, 2005, Tenant shall pay to Landlord, together with its monthly payment of Base Rent as provided in Sections 3 and 4 hereinabove, as Additional Rent hereunder, the estimated monthly installment of Tenant’s Share of the excess Operating Expenses for the calendar year in question. At the end of any calendar year if Tenant has paid to Landlord an amount in excess of Tenant’s Share of excess Operating Expenses for such calendar year, Landlord shall reimburse to Tenant any such excess amount (or shall apply any such excess amount to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of Additional Rent due hereunder, at the option of Landlord). At the end of any calendar year if Tenant has paid to Landlord less than Tenant’s Share of excess Operating Expenses for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after Tenant receives the annual statement.

(ii) For the calendar year in which this Lease terminates, and is not extended or renewed, the provisions of this Section shall apply, but Tenant’s Share for such calendar year shall be subject to a pro rata adjustment based upon the number of days prior to the expiration of the Term of this Lease. Tenant shall make monthly estimated payments of the prorata portion of

Tenant’s Share for such calendar year (in the manner provided above) and when the actual prorated Tenant’s Share for such calendar year is determined Landlord shall send a statement to Tenant and if such statements reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year exceeded the actual prorated Tenant’s Share for such calendar year, Landlord shall include a check for that amount along with the statement. If the statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year were less than the actual prorated Tenant’s Share for such calendar year, Tenant shall pay the shortfall to Landlord within thirty (30) days of the date Tenant receives Landlord’s statement.

(iii) If the Building is less than ninety-five percent (95%) occupied throughout any calendar year of the Term, including without limitation the Base Year, then the actual Operating Expenses for the calendar year in question shall be increased to the amount of Operating Expenses which Landlord reasonably determines would have been incurred during that calendar year if the Building had been fully occupied throughout such calendar year.

(iv) (A) In the event the Operating Expenses (excluding real estate taxes) increase by more than five percent (5%) in any calendar year, Tenant may, at Tenant’s sole cost and expense, audit Landlord’s books and records pertaining to its Operating Expenses in order to verify the accuracy of such expenses; provided, however, that:

•	Tenant notifies Landlord in writing, within ninety (90) days after receipt of Landlord’s annual statement of Operating Expenses, of its intent to audit such Operating Expenses and completes the audit and provides Landlord with the audit results within one hundred eighty (180) days of such notification; and

•	Such audit shall be conducted only during regular business hours at the office where Landlord maintains the Operating Expense records and only after Tenant gives Landlord at least thirty (30) days prior written notice; and

•	Such audit shall be conducted by an independent, nationally-recognized certified public accounting firm that is not being compensated by Tenant on a contingency fee basis; and

•	Tenant shall reimburse Landlord for the cost of reproducing any records requested by Tenant or its auditors; and

(B) No audit shall be conducted at any time when an uncured event of default exists under this Lease, and no subtenant shall have any right to conduct an audit. No assignee of Tenant shall be entitled to conduct any audit for any period during which such assignee was not in possession of the Premises.

(C) In the event that Tenant shall request an audit of any such Operating Expenses, then pending resolution of such audit, Tenant shall nevertheless continue to make payments as required by Landlord.

(D) Upon completion of any such audit, Tenant shall have the right to notify Landlord, in writing, on or before the expiration of the one hundred eighty (180) day period set forth in Section 13(c)(iv)(A) above that Tenant disputes any portion of the Operating Expenses set forth in Landlord’s statement. Upon receipt of any such notice, Landlord and

Tenant shall, for a period of thirty (30) days thereafter, attempt to resolve the dispute concerning the Operating Expenses. If the parties are unable to resolve that dispute within such thirty (30) days period, the parties shall designate one of the “big four” accounting firms that is not then working for either party, and shall ask that “big four” accounting firm to resolve the dispute. The determination of such “big four” accounting firm shall be final and binding upon both Landlord and Tenant. If such “big four” accounting firm determines that Tenant was overcharged, the amount of such overcharge shall be applied as a credit against the next installments of rent due under this Lease or, if the Lease has expired, shall be promptly paid by Landlord to Tenant in cash. If such “big four” accounting firm determines that Tenant was undercharged, the amount of such undercharge shall be paid by Tenant to Landlord within ten (10) days after such determination. If Landlord’s determination of Operating Expenses for the Building exceeds actual Operating Expenses for the Building by more than seven and five-tenths percent (7.5%), Landlord shall also be responsible for reimbursing Tenant for the cost of its audit. The fees of the “big four” accounting firm shall be paid equally by the parties.

(v) Notwithstanding anything in this Lease to the contrary, except for taxes and other governmentally imposed charges and any amounts to be paid by Tenant resulting from an audit as provided in Section 13(c)(iv)(D) above, Tenant shall not be responsible for any Operating Expenses due and payable hereunder when such request was received by Tenant more than one (1) year after the end of the calendar year during which such Operating Expenses were paid or incurred.

14. Landlord’s Failure to Give Possession.

(a) Landlord shall not be liable for damages to Tenant for failure to deliver possession of the Premises to Tenant if such failure is due to no fault of Landlord, to the failure of any construction or remodeling of the Premises by Tenant to be completed or to the failure of any previous tenant to vacate the Premises. Landlord will use commercially reasonable efforts to give possession to Tenant by the scheduled Commencement Date of the Term. If Landlord’s failure to do so is caused by the act of any previous tenant holding over, Landlord agrees to use reasonable efforts to recover possession as soon as reasonably possible, including filing a customary dispossession action.

(b) Notwithstanding the foregoing, in the event that, as a result of Landlord Delay (as hereinafter defined), Substantial Completion of the Work (as such terms are defined in the Work Letter attached hereto as Exhibit “B”) does not occur by the date that is one hundred eighty (180) days after final construction drawings for the Work have been signed by the authorized representatives of Tenant and Landlord as set forth in Exhibit “B” attached hereto (or other person authorized to bind such party as reasonably demonstrated by such party) (the “Outside Date”), and Tenant is, as a result thereof, unable to occupy the Premises by the Outside Date, and such failure is not a result of any Tenant Delay (as defined in Exhibit “B” attached hereto), Tenant, within ten (10) days thereafter, may terminate this Lease upon written notice to Landlord. For purposes of this Lease, “Landlord Delay” shall mean any of the following: (i) Landlord’s failure to perform its obligations under this Section, Exhibit ”B”, or any other provisions hereof relating to Landlord’s duty to complete the Work by not later than the Outside Date; or (ii) Landlord’s failure to take any other action required to be taken by Landlord under any other provision of this Lease, within the period specified therefor; provided, however, that any such failure is not a result of Tenant Delay or an event of default by Tenant, beyond all applicable cure periods, under this Lease. Notwithstanding any provision in this Section 14(b) or any other provision of this Lease to the contrary, if the Substantial Completion of the Work does not occur for any reason (other than Tenant Delay) by the date that is two hundred seventy (270) days after final construction drawings for the Work have been approved by Tenant and Landlord and Tenant is, as a result thereof, unable to occupy the Premises by such date, Tenant, within ten (10) days thereafter, may terminate this Lease upon written notice to Landlord.

15. Acceptance and Waiver. Landlord shall not be liable to Tenant, its agents, employees, guests or invitees (and, if Tenant is an entity, its officers, agents, employees, guests or invitees) for any damage caused to any of them due to the Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, from water rising from underground pipes or the ground, or from electricity, but Tenant, by moving into the Premises and taking possession thereof, subject to completion of the customary punchlist of construction related items determined in accordance with the Work Letter attached hereto as Exhibit “B”, and the repair of any latent defects as to which Tenant notifies Landlord within twelve (12) months after the Commencement Date, shall accept, and shall be held to have accepted the Premises as suitable for the purposes for which the same are leased, and shall accept and shall be held to have accepted the Building and every appurtenances thereof, and Tenant by said act waives any and all defects therein; provided, however, that this Section shall not apply to any damages or injury caused by or resulting from the negligence or willful misconduct of Landlord.

16. Signs. A Building standard suite entry shall be installed on the door to the Premises or adjacent to the entry to the Premises as part of the Work (as defined in Exhibit “B”) and the cost thereof shall be paid by Landlord. Otherwise, Tenant shall not paint or place signs, placards, or other advertisement of any character upon the windows or inside walls of the Premises except with the consent of Landlord which consent may be withheld by Landlord in its absolute discretion, and Tenant shall place no signs upon the outside walls, common areas or the roof of the Building.

17. Advertising. Landlord may advertise the Premises as being “For Rent” at any time following a default by Tenant which remains uncured beyond all applicable cure periods and at any time within one hundred eighty (180) days prior to the expiration, cancellation or termination of this Lease for any reason and during any such periods may exhibit the Premises to prospective tenants. Landlord agrees to use reasonable efforts not to disturb Tenant or its business being conducted in the Premises in the event of an entry by Landlord.

18. Removal of Fixtures. Tenant may, prior to the expiration of the Term of this Lease, or any extension thereof, remove any trade fixtures and equipment which it has placed in the Premises which can be removed without significant damage to the Premises, provided Tenant repairs all damages to the Premises caused by such removal.

19. Entering Premises. Landlord may enter the Premises at reasonable hours provided that Landlord’s entry shall not unreasonably interrupt Tenant’s business operations and that prior notice is given when reasonably possible (and, if in the opinion of Landlord any emergency exists, at any time and without notice): (a) to make repairs, perform maintenance and provide other services described in Section 20 below (no prior notice is required to provide routine services) which Landlord is obligated to make to the Premises or the Building pursuant to the terms of this Lease or to the other premises within the Building pursuant to the leases of other tenants; (b) to inspect the Premises to see that Tenant is complying with all of the terms and conditions of this Lease and with the rules and regulations hereof; (c) to remove from the Premises any articles or signs kept or exhibited therein in violation of the terms hereof; (d) to run pipes, conduits, ducts, wiring, cabling or any other mechanical, electrical, plumbing or HVAC equipment through the areas behind the walls, below the floors or above the drop ceilings; and (e) to exercise any other right or perform any other obligation that Landlord has under this Lease.

Landlord shall be allowed to take all material into and upon the Premises that may be required to make any repairs, improvements and additions, or any alterations, without in any way being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant. The Rent reserved herein shall not abate while said repairs, alterations or additions are being made and Tenant shall not be entitled to maintain a set-off or counterclaim for damages against Landlord by reason of loss from interruption to the business of Tenant because of the prosecution of any such work. All such repairs, decorations, additions and improvements shall be done during ordinary business hours, or, if any such work is at the request of Tenant to be done during any other hours, the Tenant shall pay all overtime and other extra costs. In performing such work, Landlord shall use reasonable efforts to minimize disruption to Tenant’s operations in the Premises.

20. Services.

(a) The normal business hours of the Building shall be from 7:00 A.M. to 7:00 P.M. on Monday through Friday, and 8:00 A.M. to 1:00 P.M. on Saturday, exclusive of the following legal holidays (“Building Holidays”): New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving (and the day after Thanksgiving), Christmas Day, and such additional legal holidays designated by Landlord and generally recognized as building holidays in comparable buildings in the market area of the Building. Landlord shall furnish the following services:

(i) Elevator service for passenger and delivery needs twenty-four (24) hours a day;

(ii) During the normal business hours of the Building, air conditioning adequate to cool the Premises to a temperature of approximately 75 degrees Fahrenheit, dry bulb (+ or – 2 degrees) at a maximum relative humidity of 50% and heat adequate to warm the Premises to a temperature of approximately 70 degrees Fahrenheit, dry bulb with no humidity control, as necessary for outside temperatures as determined by ASHRAE Summer and Winter Comfort Zones, subject to governmental regulations;

(iii) Hot and cold running water for all restrooms and lavatories twenty-four (24) hours a day;

(iv) Adequate supplies of soap, paper towels, and toilet tissue for public restrooms;

(v) Janitorial service Monday through Friday, in keeping with the standards generally maintained in similar office buildings in the metropolitan area in which the Project is located;

(vi) Custodial, electrical and mechanical maintenance services are provided Monday through Friday during the normal business hours of the Building;

(vii) Electric power for lighting and outlets not in excess of a total of 3.5 watts per useable square foot of the Premises at 100% connected load twenty-four (24) hours a day;

(viii) Replacement of Building standard lamps and ballasts as needed during the normal business hours of the Building;

(ix) Repairs and maintenance as described in Section 10 of this Lease;

(x) General management, including supervision, inspections, recordkeeping, accounting, leasing and related management functions; and

(xi) Subject to Building security procedures and to emergency conditions, access by Tenant to the Premises at all times.

(b) The services provided in subparagraph (a) herein, and the amount of Rent prescribed herein are predicated on and are in anticipation of certain usage of the Premises by Landlord as follows:

(i) Air conditioning design is based on sustained outside temperatures being no higher and no lower than the outside temperatures for the weather station closest to the Building as set forth in the 2001 ASHRAE Fundamentals Handbook, Chapter 27, Climatic Design Information, Tables 1A and 1B for Heating and Cooling Design Conditions (89% Heating Dry Bulb Column 2b, and 1% Cooling Dry Bulb/Mean Coincident Wet Bulb Columns 2c and 2d), with sustained occupancy of the Premises by no more than four (4) persons per 1,000 useable square feet of floor area (or the maximum occupancy permitted pursuant to applicable laws or codes, whichever is less) and heat generated by electrical lighting and fixtures not to exceed 3.5 watts per useable square foot.

(ii) Tenant shall have no right to any services in excess of those provided herein. If Tenant uses services in an amount or for a period in excess of that provided for herein, then Landlord reserves the right to: charge Tenant as Additional Rent hereunder a reasonable sum as reimbursement for the direct cost of such added services; charge Tenant for the cost of any additional equipment or facilities or modifications thereto, necessary to provide the additional services; and/or, if such usage of excess services by Tenant creates capacity problems or issues for other portions of the Building or Property, to discontinue providing such excess services to Tenant. Landlord shall also have the right to charge Tenant for all out-of-pocket costs incurred by Landlord if the electricity or water services for the Premises are separately metered. The current after-hours heating and air conditioning charge is $30.00 per hour.

(c) Landlord shall not be liable for any damages directly or indirectly resulting from the interruption in any of the services described above, nor shall any such interruption entitle Tenant to any abatement of Rent or any right to terminate this Lease. Landlord shall use all reasonable efforts to furnish uninterrupted services as required above. Notwithstanding anything to the contrary in this Section 20, if an interruption of water, sewer, electrical or heating, ventilating or air conditioning service to the Premises continues for more than five (5) consecutive business days, rendering all or a material portion of the Premises untenable, Tenant shall be entitled to an equitable abatement of rent for the continuing period and to the extent the Premises are thereby rendered untenable.

21. Indemnities. Tenant does hereby indemnify and hold harmless Landlord against all claims for damages to persons or property (i) which occur anywhere in the Building or on the Property and which are caused by the negligence or willful misconduct of Tenant, its agents or employees, or (ii) which occur in the Premises (or arise out of actions taking place in the Premises) unless such damage is caused by the negligence or willful misconduct of Landlord, its agents, or employees. Landlord does hereby indemnify and hold Tenant harmless against all claims for damages to persons or property if caused by the negligence or willful misconduct of Landlord, its agents or employees. The indemnities set forth hereinabove shall include the obligation to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorney’s fees. The indemnities contained herein do not override the waivers contained in Section 22(d) below.

22. Tenant’s and Landlord’s Insurance; Waivers.

(a) Tenant further covenants and agrees that from and after the Commencement Date, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i) Commercial General and Umbrella Liability Insurance covering the Premises and Tenant’s use thereof against claims for personal injury or death, property damage and product liability occurring upon, in or about the Premises, such insurance to be written on an occurrence basis (not a claims made basis), with a limit for each occurrence not less than $3,000,000 and to have general aggregate limits of not less than $5,000,000 for each policy year. The insurance coverage required under this Section 22(a)(i) shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in Section 21 and, if necessary, the policy shall contain a contractual endorsement to that effect. The general aggregate limits under the Commercial General Liability (CGL) insurance policy or policies must apply separately to the Premises and to Tenant’s use thereof (and not to any other location or use of Tenant) and, if necessary, such policy shall contain an endorsement to that effect. CGL insurance shall be written on ISO occurrence form CG 00 01 01 96 (or a substitute form providing equivalent or better coverage). The certificate of insurance evidencing the Commercial General Liability form of policy shall specify all endorsements required herein, shall name all additional insureds required by Section 22(b) below and shall specify on the face thereof that the limits of such policy applies separately to the Premises.

(ii) Commercial all risk property insurance covering all of the items included in Tenant’s leasehold improvements, heating, ventilating and air conditioning equipment maintained by Tenant (but excluding such equipment maintained by Landlord), trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, and alterations, additions or changes made by Tenant pursuant to Section 12, in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the ISO Causes of Loss—Special Form insurance policy (or substitute form providing, in Landlord’s reasonable discretion, equivalent or better coverage), together with insurance against sprinkler damage, vandalism and malicious mischief. Any policy proceeds from such insurance shall be held in trust by Tenant’s insurance company for the repair, construction and restoration or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Section 28 of this Lease. The certificate of insurance evidencing such coverage which is delivered by Tenant pursuant to Section 22(b) below shall designate Landlord and Wells Management Company, Inc. as loss payee as their interests may appear with respect to the Building, all leasehold improvements, heating, ventilating and air-conditioning equipment maintained by Tenant (but excluding such equipment maintained by Landlord) and all fixtures of Tenant (other than Tenant’s personal property, furniture, equipment and trade fixtures).

(iii) Workers’ Compensation and Employer’s Liability insurance affording statutory coverage and containing statutory limits with the Employer’s Liability portion thereof to have minimum limits of $500,000.00.

(iv) Business Interruption Insurance equal to not less than fifty percent (50%) of the estimated annual gross earnings (as defined in the standard form of business interruption insurance provision) of Tenant generated from or through the Premises for its most recent fiscal year, which insurance shall be issued on an “all risks” basis (or its equivalent).

(v) Automobile (and if necessary, commercial umbrella) liability insurance with a combined single limit of not less than $2,000,000 for each accident. Such insurance shall insure liability arising out of any automobiles used in connection with Tenant’s business (including owned, hired, leased and non-owned automobiles).

(b) All policies of the insurance provided for in Section 22(a) shall be issued in form acceptable to Landlord by insurance companies with a rating and financial size of not less than A-VIII in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which Landlord’s Building is located. Landlord, in its sole discretion, shall be permitted to temporarily waive or accept alternative coverages for Tenant’s insurance as required by the terms of this Section 22. Each and every such policy:

(i) shall name Landlord and Wells Management Company, Inc. (or other manager of Landlord) as an additional insured (as well as any mortgagee of Landlord designated by Landlord the name of which has been given to Tenant in writing) and the coverage in item (ii) shall also name Landlord as loss payee as its interest may appear with respect to all leasehold improvements, and all heating, ventilating and air-conditioning equipment and fixtures maintained by Tenant and not by Landlord (but excluding Tenant’s personal property, furniture, equipment and trade fixtures).

(ii) shall (and a certificate thereof shall be delivered to Landlord at or prior to the execution of the Lease) be delivered to each of Landlord and any such other parties in interest within thirty (30) days after delivery of possession of the Premises to Tenant and thereafter within thirty (30) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii) shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and

(iv) shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(c) Any insurance provided for in Section 22(a) may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:

(i) Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;

(ii) the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance;

(iii) any such policy or policies [except any covering the risks referred to in Section 22(a)(i)] shall specify therein (or Tenant shall furnish Landlord with a written statement from the insurers under such policy specifying) the amount of the total insurance allocated to the Tenant’s improvements and property more specifically detailed in Section 22(a); and

(iv) the requirements set forth in this Section 22 are otherwise satisfied.

(d) Notwithstanding anything to the contrary set forth hereinabove, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by an ISO Causes of Loss—Special Form property insurance of the type described in Section 22(a)(ii) above. Each party shall also be responsible for the payment of any deductible amounts required to be paid under the applicable ISO Causes of Loss—Special Form property insurance carried by the party whose property is damaged. These waivers shall apply if the damage would have been covered by a customary ISO Causes of Loss—Special Form property insurance policy, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by ISO Causes of Loss—Special Form property insurance of the type described in Section 22(a)(ii). To further effectuate the provisions of this Section 22(d), Landlord and Tenant both agree to provide copies of this Lease (and in particular, these waivers) to their respective insurance carriers and to require such insurance carriers to waive all rights of subrogation against the other party with respect to property damage covered by the applicable ISO Causes of Loss—Special Form property insurance policy.

(e) Tenant acknowledges and agrees that any contractors (and subcontractors of any tier) hired by Tenant to do work in the Premises will be required to carry sufficient insurance coverage insuring the contractor (or subcontractor), Tenant and Landlord with terms equivalent to those specified in this Section 22, and Tenant shall provide certificates of such insurance to Landlord prior to commencing any work in the Premises.

(f) Notwithstanding the foregoing to the contrary, so long as New York Life Insurance Company or an Affiliate (as defined in Section 25(b) of this Lease) of New York Life Insurance Company is the tenant hereunder and the net worth (or surplus value) of Tenant is not less than $500,000,000, Landlord agrees that Tenant shall have the right, at Tenant’s option, to self-insure, in full or in part, the insurance coverage required to be maintained by Tenant under Section 22(a)(ii), in lieu of obtaining the insurance coverage so required under such section. In the event of any claim, Tenant shall defend or pay any amount which would have been payable by Tenant’s insurance carrier issuing such coverage, had such coverage been obtained by Tenant, to the party entitled to such payment and Tenant hereby indemnifies and holds Landlord free and harmless against any loss or expense to the same extent as Tenant’s insurer had Tenant obtained such insurance coverage required by this Lease rather than self-insured the applicable risk. Tenant shall advise Landlord in writing when it is self-insured, in whole or in part, which notice shall state Tenant’s then existing net worth (or surplus value).

(g) Landlord shall at all times during the term of this Lease, maintain a policy or policies of insurance with the premiums paid in advance or installments, issued by and binding upon a solvent insurance company authorized to conduct business in the state in which the Building is located and with a rating and financial size of not less than A-VIII in the most current available “Best’s Insurance Reports”, insuring the Building, the Property, the Premises (including the tenant improvements described in Exhibit “B” to this Lease), the common areas, parking facilities and other improvements on the land, against physical damage or loss in such reasonable amounts (and full replacement cost as to the Building and other improvements maintained by Landlord) and coverage as are available in the market at commercially reasonable rates; provided, Landlord shall not be obligated in any way or manner to insure any personal property (including, but not limited to, any furniture, machinery, goods or supplies) of Tenant upon or within the Premises, or any fixtures installed or paid for by Tenant upon or within the Premises. Landlord shall also at all times during the term of this Lease maintain such reasonable policy or policies of insurance with the premiums paid in advance, issued by and binding upon a solvent insurance company, authorized to conduct business in the state in which the Building is located, insuring the Building, the Property and the Premises against, to the extent available in the market at commercially reasonable rates (i) claims, demands or actions made by or on behalf of any person or persons, firm or corporation and arising from, related to or connected with the Building, Property or Premises, for bodily injury to or personal injury to or death or any person, or more than one (1) person, or for damage to property, in an amount of not less than $3,000,000.00 combined single limit per occurrence/aggregate and (ii) Landlord’s business income, protecting the Landlord from loss of rents and other charges during the period while the Premises or any portions of the Building are untenantable due to fire or other casualty. In addition, Landlord shall also at all times during the term of this Lease maintain such reasonable policy or policies of insurance with the premiums paid in advance, issued by and binding upon a solvent insurance company, authorized to conduct business in the state in which the Building is located providing coverage for, to the extent available in the market at commercially reasonable rates: boiler and machinery insurance; fire legal liability, contractual liability; worker’s compensation and employer’s liability insurance for all of Landlord’s agents, employees and contractors; earthquake, hurricane or flood insurance where such hazards are a known risk; and rent or business interruption insurance.

23. Governmental Requirements. Tenant shall, at its own expense, promptly comply with all requirements of any legally constituted governmental or public authority made necessary by reason of Tenant’s specific use and occupancy of the Premises, including, without limitation, the Americans with Disabilities Act. Landlord represents that, to the knowledge of Landlord, the Premises and the Building are not in violation of any environmental, building or other laws, rules or regulations applicable thereto. Tenant shall have no responsibility for assuring that the common areas of the Building comply with applicable laws, rules or regulations. Landlord shall have responsibility for any required compliance of the common areas of the Building, and the Premises to the extent Tenant is not so obligated under this Section 23, with applicable laws, rules or regulations.

24. Abandonment of Premises. [Intentionally omitted.]

25. Assignment and Subletting.

(a) Tenant may not, without the prior written consent of Landlord, which shall not be unreasonably withheld, delayed or denied, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. In the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by stock transfer, merger, operation of law or otherwise) shall be considered an assignment for purposes of this paragraph and shall require Landlord’s prior written consent, which shall not be unreasonably withheld, delayed or denied. Consent to one assignment or sublease shall not waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord. Tenant shall reimburse Landlord for its legal and administrative costs in reviewing any such proposed assignment or sublease, not to exceed $1,000 per request. Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder, without relieving Tenant’s liability hereunder and, in the event of any default by Tenant under this Lease beyond all applicable cure periods, Landlord may, at its option, but without any obligation to do so, elect to treat such sublease or assignment as a direct Lease with Landlord and collect rent directly from the subtenant. In addition, upon any request by Tenant for Landlord’s consent to an assignment or sublease, Landlord may elect to terminate this Lease by written notice within ten (10) business days of Tenant’s request and recapture all of the Premises (in the event of an assignment request) or the applicable portion of the Premises (in the event of a subleasing request); provided, however, if Landlord notifies Tenant that Landlord elects to exercise this recapture right, Tenant may, within five (5) business days of its receipt of Landlord’s notice, notify Landlord that Tenant withdraws its request to sublease or assign, in which case Tenant shall continue to lease all of the Premises, subject to the terms of this Lease and Landlord’s recapture notice shall be null and void. If Tenant desires to assign or sublease, Tenant must provide written notice to Landlord describing the proposed transaction in detail and providing all documentation (including detailed financial information for the proposed assignee or subtenant) reasonably necessary to let Landlord evaluate the proposed transaction. Landlord shall notify Tenant within ten (10) business days of its receipt of such notice whether Landlord elects to exercise its recapture right and, if not, whether Landlord consents to the requested assignment or sublease. In the event that Landlord denies Tenant’s request, Landlord shall provide Tenant with an explanation for such denial. If Landlord fails to respond within such ten (10) business-day period, Landlord will be deemed not to have elected to recapture and not to have consented to the assignment or sublease. If Landlord does consent to any assignment or sublease request and the assignee or subtenant pays to Tenant an amount in excess of the Rent due under this Lease (after deducting Tenant’s reasonable, actual expenses in obtaining such assignment or sublease, amortized in equal monthly installments over the then remainder of the Term), Tenant shall pay 75% of such excess to Landlord as and when the monthly payments are received by Tenant.

(b) Notwithstanding the foregoing provisions of this Section 25, such consent of Landlord shall not be necessary or required in connection with any assignment or subletting to any firm, person, corporation, partnership or other entity (an “Affiliate”), now or hereafter directly or indirectly in control of, controlled by or under common control with Tenant, or indirectly in control of, controlled by or under common control with Tenant, or which or with which Tenant shall merge or consolidate (collectively, an “Affiliate Transfer”), provided that Tenant shall remain liable for performance of its obligations hereunder and, if Tenant shall not survive any such Affiliate Transfer as a separate, on-going business entity, the then creditworthiness and net worth of any successor to Tenant is at least equal to the then creditworthiness and net worth of Tenant. Tenant shall provide to Landlord at least ten (10) business days prior written notice of any proposed Affiliate Transfer, including information regarding the creditworthiness and net worth of the proposed transferee.

(c) In any context herein in which Landlord’s consent to a proposed assignment or subletting pursuant to this Section 25 is not to be unreasonably withheld, such consent shall be deemed to be reasonably withheld if, in Landlord’s reasonable judgment, any of the following conditions exist:

(i) the proposed assignee or subtenant intends to use any part of the Premises for the operation of a retail business or for a purpose not permitted under this Lease; or

(ii) the use of the Premises or the Building by the proposed assignee or subtenant would, in Landlord’s reasonable judgment, significantly increase the pedestrian traffic in and out of the Building, or would require material or substantial alterations to the Building, Premises or Project in order to comply with applicable laws; or

(iii) the proposed use by such subtenant or assignee would result in a violation of an exclusive right granted to another tenant in the Building, or require rezoning or a zoning variance; or

(iv) the proposed subtenant or assignee is a governmental agency; or

(v) the business and operations of the proposed assignee or subtenant are inconsistent with the maintenance of a comparable building, and/or would be incompatible with the businesses and operations being conducted by other tenants in the Building or Project; or

(vi) the proposed use by such subtenant or assignee could create a condition that is dangerous to persons or property (e.g. a foreign consulate) or could create an atmosphere or condition that could be disruptive to the operation of the Building or Project (e.g. an abortion or methadone clinic), or could create substantially heavier volumes of traffic in the Project than the Project was designed for; or

(vii) as a result of the number of people to be officed in the space proposed for sublease or assignment, the efficiency of the Premises’ HVAC system would be materially diminished; or

(viii) with respect to a sublease, Tenant proposes to demise the sublease space in a commercially unreasonable manner (e.g. in a configuration that would not be readily leaseable at the end of the Term) and does not provide Landlord with additional security in an amount equal to all reasonably anticipated restoration costs.

26. Default. If Tenant shall default in the payment of Rent herein reserved when due and fails to cure such default within ten (10) business days after Tenant’s receipt of written notice of such default from Landlord [provided, however, that Landlord shall not be required to give any such written notice more than two (2) times in any given consecutive twelve-month period, and any failure thereafter (within such consecutive twelve (12) month period) to pay Rent when due shall be a default hereunder]; or if Tenant shall be in default in performing any of the terms or provisions of this Lease other than the provisions requiring the payment of Rent, and fails to cure such default within thirty (30) days after written notice of such default is given to Tenant by Landlord or, if such default cannot be cured within thirty (30) days, Tenant shall not be in default if Tenant promptly commences and diligently proceeds the cure to completion as soon as possible and in all events within ninety (90) days; or if Tenant is adjudicated a bankrupt; or if a permanent receiver is appointed for Tenant’s Property and such receiver is not removed within sixty (60) days after Tenant’s receipt of written notice from Landlord to obtain such removal; or if, whether voluntarily or involuntarily, Tenant takes advantage of any debtor relief proceedings under any present or future law, whereby the Rent or any part thereof, is, or is proposed to be, reduced or payment thereof deferred; or if Tenant’s effects should be levied upon or attached and such levy or attachment is not satisfied or dissolved within thirty (30) days after Tenant’s receipt of written notice from Landlord to obtain satisfaction thereof; or, if Tenant is an individual, in the event of the death of the individual and the failure of the executor, administrator or personal representative of the estate of the deceased individual to have assigned the Lease within three (3) months after the death to an assignee approved by Landlord; then, and in any of said events, Landlord, at its option, may exercise any or all of the remedies set forth in Section 27 below.

27. Remedies. Upon the occurrence of any default set forth in Section 26 above which is not cured by Tenant within the applicable cure period provided therein, if any, Landlord may exercise all or any of the following remedies (Landlord agreeing to use reasonable efforts to mitigate its damages to the extent required by law):

(a) terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date specified in such notice and all rights of Tenant under this Lease shall expire and terminate as of such date, Tenant shall remain liable for all obligations under this Lease up to the date of such termination and Tenant shall surrender the Premises to Landlord on the date specified in such notice, and if Tenant fails to so surrender, Landlord shall have the right, without notice, to enter upon and take possession of the Premises and to expel and remove Tenant and its effects without being liable for prosecution or any claim of damages therefor;

(b) terminate this Lease as provided in the immediately preceding subsection and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including without limitation, the then present value of (i) the total Rent which would have been payable hereunder by Tenant for the period beginning with the day following the date of such termination and ending with the Expiration Date of the term as originally scheduled hereunder, minus (ii) the aggregate reasonable rental value of the Premises for the same period (as determined by a real estate broker licensed in the state where the Project is located, who has at least ten (10) years experience, immediately prior to the date in question evaluating commercial office space, taking into account all relevant factors including, without limitation, the length of the remaining Term, the then current market conditions in the general area, the likelihood of reletting for a period equal to the remainder of the Term, net effective rates then being obtained by landlords for similar type space in similar buildings in the general area, vacancy levels in the general area, current levels of new construction in the general area and how that would affect vacancy and rental rates during the period equal to the remainder of the Term and inflation), plus (iii) the costs of recovering the Premises, and all other reasonable expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorneys’ fees, plus (iv) the unpaid Rent earned as of the date of termination, plus interest, all of which sum shall be immediately due and payable by Tenant to Landlord;

(c) without terminating this Lease, and without notice to Tenant, Landlord may in its own name, but as agent for Tenant enter into and take possession of the Premises and re-let the Premises, or a portion thereof, as agent of Tenant, upon any terms and conditions as Landlord may deem necessary or desirable. Landlord shall have no obligation to attempt to re-let the Premises or any part thereof except to the extent required by law. Upon any such re-letting, all rentals received by Landlord from such re-letting shall be applied first to the costs incurred by Landlord in accomplishing any such re-letting, and thereafter shall be applied to the Rent owed by Tenant to Landlord during the remainder of the term of this Lease and Tenant shall pay any deficiency between the remaining Rent due hereunder and the amount received by such re-letting as and when due hereunder;

(d) allow the Premises to remain unoccupied and collect Rent from Tenant as it becomes due; or

(e) pursue such other remedies as are available at law or in equity.

28. Destruction or Damage.

(a) If the Building or the Premises are totally destroyed by storm, fire, earthquake, or other casualty, or damaged to the extent that, in Landlord’s reasonable opinion the damage cannot be restored within one hundred eighty (180) days of the date Landlord provides Tenant written notice of Landlord’s reasonable estimate of the time necessary to restore the damage, or if the damage is not covered by standard ISO Causes of Loss—Special Form property insurance, or if the Landlord’s lender requires that the insurance proceeds be applied to its loan, Landlord shall have the right to terminate this Lease effective as of the date of such destruction or damage by written notice to Tenant on or before thirty (30) days following Landlord’s notice described in the next sentence and Rent shall be accounted for as between Landlord and Tenant as of that date. Landlord shall provide Tenant with written notice within sixty (60) days following the date of the damage of the estimated time needed to restore, whether the loss is covered by Landlord’s insurance coverage and whether or not Landlord’s lender requires the insurance proceeds be applied to its loan.

(b) If the Premises are damaged by any such casualty or casualties but Landlord is not entitled to or does not terminate this Lease as provided in subparagraph (a) above, this Lease shall remain in full force and effect, Landlord shall notify Tenant in writing within ninety (90) days of the date of the damage that the damage will be restored (and will include Landlord’s good faith estimate of the date the restoration will be complete), in which case Rent shall abate as to any portion of the Premises which is not usable, and Landlord shall restore the Premises to substantially the same condition as before the damage occurred as soon as practicable, whereupon full Rent shall recommence.

(c) Notwithstanding the foregoing, (i) if the estimated time to restore the Premises as reasonably determined by Landlord is more than two hundred ten (210) days after the date Landlord provides Tenant written notice of Landlord’s estimation of the time to restore the Premises, or (ii) if, subject to a force majeure event (as hereinafter defined), such restoration is not completed within two hundred seventy (270) days after the date of such damage, then Tenant may terminate this Lease within ten (10) days thereafter by giving written notice of such termination to Landlord.

29. Eminent Domain. If the whole of the Building or Premises, or such portion thereof as will make the Building or Premises unusable in the reasonable judgment of Landlord for their intended purposes, is condemned or taken by any legally constituted authority for any public use or purpose, then in either of said events, Landlord may terminate this Lease by written notice to Tenant and the Term hereby granted shall cease from that time when possession thereof is taken by the condemning authorities, and Rent shall be accounted for as between Landlord and Tenant as of that date. If a portion of the Building or Premises is so taken, but not such amount as will make the Premises unusable in the reasonable judgment of Landlord for the purposes herein leased, or if Landlord elects not to terminate this Lease, this Lease shall continue in full force and effect and the Rent shall be reduced prorata in proportion to the amount of the Premises so taken. Tenant shall have no right or claim to any part of any award made to or received by Landlord for such condemnation or taking, and all awards for such condemnation or taking shall be made solely to Landlord. Tenant shall, however, have the right to pursue any separate award that does not reduce the award to which Landlord is entitled.

30. Service of Notice. Except as otherwise provided by law, Tenant hereby appoints Vice President—Real Estate, New York Life Insurance Company, Office of General Counsel, 51 Madison Avenue, New York, New York 10010, as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder. Nothing herein shall preclude or prevent service of process by any other legal means.

31. Mortgagee’s Rights.

(a) Tenant agrees that this Lease shall be subject and subordinate (i) to any mortgage, deed of trust, deed to secure debt or other security interest now encumbering the Property and to all advances which may be hereafter made, to the full extent of all debts and charges secured thereby and to all renewals or extensions of any part thereof, and to any mortgage, deed of trust, deed to secure debt or other security interest which any owner of the Property may hereafter, at any time, elect to place on the Property; (ii) to any assignment of Landlord’s interest in the leases and rents from the Building or Property which includes the Lease which now exists or which any owner of the Property may hereafter, at any time, elect to place on the Property; and (iii) to any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of the Property which now exists or any owner of the Property may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as “Security Documents”). Tenant agrees upon request of the holder of any Security Documents (“Holder”) to hereafter execute any documents which the counsel for Landlord or Holder may deem necessary to evidence the subordination of the Lease to the Security Documents. As to any future Holder of a Security Document, Landlord, at Tenant’s request, shall request such Holder to provide a non-disturbance agreement for the benefit of Tenant and shall use commercially reasonable efforts to obtain such agreement. Landlord represents to Tenant that, as of the date of this Lease, there are no Security Documents encumbering the interests of Landlord in the Property.

(b) In the event of a foreclosure pursuant to any Security Documents, Tenant shall at the election of the Landlord, thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure (“Purchaser”), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of Holder, any instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.

(c) If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under the Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise for the non-performance of any agreement contained in the Lease, for the recovery of Rent or for any other default or event of default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord. Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (a) liable for any act or omission of any prior Landlord (including Landlord); or (b) subject to any offsets or defenses which Tenant might have against any prior Landlord (including Landlord); or (c) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or (d) bound by any amendment or modification of the Lease made without its consent.

(d) Tenant hereby acknowledges that if the interest of Landlord hereunder is covered by an assignment of Landlord’s interest in Lease, Tenant shall pay all Rent due and payable under the Lease directly to the Holder of the assignment of Landlord’s interest in Lease upon notification of the exercise of the rights thereunder by the Holder thereof.

(e) Notwithstanding anything to the contrary set forth in this Section 31, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document. No documentation, other than written notice to Tenant, shall be required to evidence that the Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that the Lease has been made superior and prior to the Security Documents.

32. Tenant’s Estoppel. Tenant shall, from time to time, upon not less than ten (10) days prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Tenant is not in default hereunder and has no offsets or defenses against Landlord under this Lease, whether or not to the best of Tenant’s knowledge Landlord is in default hereunder (and if so, specifying the nature of the default), and other matters reasonably requested by Landlord concerning the status of the Lease and the Premises, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord’s interest or by a mortgagee of Landlord’s interest or assignee of any security deed upon Landlord’s interest in the Premises.

33. Attorney’s Fees and Homestead. If either Landlord or Tenant exercises any of the remedies provided to it under this Lease as a result of the other party’s failure to comply with its obligations, or if either Landlord or Tenant brings any action to enforce its rights under this Lease, the nonprevailing party shall be obligated to reimburse the prevailing party, on demand, for all costs and expenses, including reasonable attorneys’ fees and court costs, incurred in connection therewith.

34. Parking. No rights to specific parking spaces are granted under this Lease; however, subject to Landlord’s rights pursuant to the remainder of this Section 34, Tenant shall be entitled to use up to four (4) spaces per each 1,000 rentable square feet of space in the initial Premises (52 total spaces) (and in any expansion premises, subject to contrary agreement between Landlord and Tenant) in the parking facilities located on the Property. All parking spaces provided to Tenant shall be unreserved and are to be used by Tenant, its employees and invitees in common with the other tenants of the Building and their employees and invitees. Landlord reserves the right to build improvements upon, reduce the size of, relocate, reconfigure, eliminate, and/or make alterations or additions to such parking facilities at any time; provided, however, that Tenant shall continue to have access to four (4) parking spaces per 1,000 rentable square feet of space in the Premises in the parking facilities located on the Property (except that during construction or maintenance, some or all of such parking spaces may be temporarily located off of the Property). The use of the parking spaces is provided by Landlord to Tenant without additional charge.

35. Storage. If Landlord makes available to Tenant any storage space outside the Premises, anything stored therein shall be wholly at the risk of Tenant, and Landlord shall have no responsibility or liability for the items stored therein.

36. Waste Disposal.

(a) All normal trash and waste (i.e., waste that does not require special handling pursuant to subparagraph (b) below) shall be disposed of through the janitorial service.

(b) Tenant shall be responsible for the removal and disposal of any waste deemed by any governmental authority having jurisdiction over the matter to be hazardous or infectious waste or waste requiring special handling, such removal and disposal to be in accordance with any and all applicable governmental rules, regulations, codes, orders or requirements. Tenant agrees to separate and mark appropriately all waste to be removed and disposed of through the janitorial service pursuant to (a) above and hazardous, infectious or special waste to be removed and disposed of by Tenant pursuant to this subparagraph (b). Tenant hereby indemnifies and holds harmless Landlord from and against any loss, claims, demands, damage or injury Landlord may suffer or sustain as a result of Tenant’s failure to comply with the provisions of this subparagraph (b). Landlord shall indemnify and hold harmless Tenant from and against any loss, claims, demands, damage or injury Tenant may suffer or sustain as a result of Landlord’s release of hazardous wastes or substances at or on the Property in violation of applicable law.

37. Surrender of Premises. Whenever under the terms hereof Landlord is entitled to possession of the Premises, and except as hereinafter provided in this Section 37, Tenant at once shall surrender the Premises and the keys thereto to Landlord in the same condition as on the Commencement Date hereof, natural wear and tear and damage by fire or other casualty only excepted, and Tenant shall remove all of its personalty therefrom and shall, if directed to do so by Landlord, remove all improvements (including cabling) installed by Tenant and restore the Premises to its original condition prior to the construction of any improvements which have been made therein by or on behalf of Tenant, excluding any improvements made by Landlord prior to the Commencement Date and also excluding any improvements (including cabling) that Landlord indicated it would not require Tenant to remove at the time of Landlord’s consent thereto. Landlord may forthwith re-enter the Premises and repossess itself thereof and remove all persons and effects therefrom, using such force as may be necessary without being guilty of forcible entry, detainer, trespass or other tort. Tenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Term of this Lease. If the last day of the Term of this Lease or any renewal falls on Sunday or a legal holiday, this Lease shall expire on the business day immediately preceding.

38. Cleaning Premises. Upon vacating the Premises, and except as provided in Section 37 above, Tenant agrees to return the Premises to Landlord broom clean and in the same condition when Tenant’s possession commenced, natural wear and tear and damage by casualty excepted, regardless of whether any Security Deposit (as defined in Section 44 below) has been forfeited.

39. No Estate In Land. This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a usufruct, not subject to levy or sale, and not assignable by Tenant except with Landlord’s consent.

40. Cumulative Rights. All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative but not restrictive to those given by law.

41. Paragraph Titles; Severability. The paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the paragraph to which they refer. Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity. If any paragraph or provision herein is held invalid by a court of competent jurisdiction, all other paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.

42. Damage or Theft of Personal Property. All personal property brought into the Premises shall be at the risk of the Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of co-tenants, or other occupants of the Building, or any other person, except, with respect to damage to the Premises, as may be occasioned by the negligent or willful act of the Landlord, its employees and agents.

43. Holding Over. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or of any renewal term, with Landlord’s written consent, Tenant shall be a tenant at will and such tenancy shall be subject to all the provisions hereof, except that the monthly rental shall be at 150% of the monthly Base Rent payable hereunder upon such expiration of the Term hereof, or of any renewal term. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or any renewal term, without Landlord’s written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord without any notice, but Tenant shall be obligated to pay rent for such period that Tenant holds over without written consent at the same rate provided in the previous sentence and shall also be liable for any and all other damages Landlord suffers as a result of such holdover including, without limitation, the loss of a prospective tenant for such space. There shall be no renewal of this Lease by operation of law or otherwise. Nothing in this Section shall be construed as a consent by Landlord for any holding over by Tenant after the expiration of the Term hereof, or any renewal term. Notwithstanding the foregoing, Tenant shall not be liable to Landlord for consequential damages relating to Tenant holding over in the Premises if and only if (a) such holdover does not exceed sixty (60) days after the expiration or termination of the Term hereof, and (b) Tenant provides written notice to Landlord at least one hundred fifty (150) days prior to the scheduled expiration of the Term hereof that Tenant intends to holdover in the Premises for up to sixty (60) days. In the event Tenant provides such notice as set forth in the immediately preceding sentence, then Tenant shall be liable to Landlord for holdover rent at the rate set forth in this paragraph for at least such sixty (60) day period, whether or not Tenant actually remains in occupancy of the Premises during such entire sixty (60) day period.

44. Security Deposit. Tenant shall not be required to make a security deposit in connection with this Lease.

45. Tenant Finishes.

(a) Subject to the terms and provisions of Exhibit “B”, Landlord will bear the cost of the Work described in Exhibit “B”. Tenant and Landlord agree that all costs of the Additional Work described in Exhibit “B” shall be paid by Tenant to Landlord as follows: twenty-five (25%) percent of Tenant’s estimated costs prior to the commencement of the Additional Work, fifty percent (50%) of Tenant’s estimated costs within five (5) business days of Landlord’s notice that fifty percent (50%) of the Additional Work is complete and the balance of actual costs upon Substantial Completion and prior to occupancy. The amount due for each installment shall be set forth in a written invoice from Landlord. Should Tenant fail to pay for such excess costs when due as herein provided, such amount due shall accrue interest at the rate of ten (10%) percent per annum during the first six (6) months, and eighteen percent (18%) per annum for all periods thereafter, from the date such payment is due until paid (Annual Percentage Rate—18%) and the failure to pay such amount when due shall be a default, subject to the notice and cure provisions of Section 26.

(b) The Work Letter attached hereto as Exhibit “B” is hereby made a part of this Lease, and its provisions shall control in the event of a conflict with the provisions contained in this Lease.

46. Rules and Regulations. The rules and regulations in regard to the Building, annexed hereto, and all reasonable rules and regulations which Landlord may hereafter, from time to time,

adopt and promulgate for the government and management of said Building, are hereby made a part of this Lease and shall, during the said term, be observed and performed by Tenant, his agents, employees and invitees. Landlord shall provide to Tenant a copy of all rules and regulations which Landlord may hereafter adopt. Landlord shall not enforce any rules or regulations in a discriminatory manner. In the event of a direct conflict between the rules and regulations and an express provision of this Lease, such express provision of this Lease shall govern and control.

47. Quiet Enjoyment. Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the term hereof. Landlord shall not be responsible for the acts or omissions of any other tenant, Tenant or third party that may interfere with Tenant’s use and enjoyment of the Premises.

48. Entire Agreement. This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

49. Limitation of Liability. Landlord’s obligations and liability with respect to this Lease shall be limited solely to Landlord’s interest in the Project, Property and Building, as such interest is constituted from time to time, and the proceeds therefrom, and neither Landlord nor any partner of Landlord, or any officer, director, shareholder, or partner of any partner of Landlord, shall have any personal liability whatsoever with respect to this Lease. No owner of the Property, whether or not named herein, shall have liability hereunder after it ceases to hold title to the Property.

50. Submission of Agreement. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.

51. Authority. If Tenant executes this Lease as a corporation, limited partnership, limited liability company or any other type of entity, each of the persons executing this Lease on behalf of Tenant does hereby personally represent and warrant that Tenant is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant is qualified to do business in the state where the Project is located, that Tenant has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant is authorized to do so. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing representations and warranties. Landlord represents that the persons executing this Lease on behalf of Landlord have the authority to enter into this Lease and to bind Landlord hereunder.

52. Relocation. [Intentionally omitted.]

53. Broker Disclosure. Grubb & Ellis\Harrison & Bates, a real estate broker licensed in the State of Virginia, has acted as agent for Landlord in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. Advantis/GVA, a real estate broker licensed in the State of Virginia, and its co-broker Cushman & Wakefield of Georgia, Inc., have acted as agents for Tenant in this transaction and are to be paid a commission by Landlord pursuant to a separate agreement. Landlord represents that it has dealt with no other broker other than the broker(s) identified herein. Landlord agrees that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend and hold

Tenant harmless from any such claim. Tenant represents that it has dealt with no broker other than the broker(s) identified herein. Tenant agrees that, if any other broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend and hold Landlord harmless from any such claim. Tenant will request its broker to execute a customary lien waiver, adequate under the law of the state where the Project is located, to extinguish any lien claims such broker may have in connection with this Lease.

54. Notices. Any notice which is required or permitted to be given by either party under this Lease shall be in writing and must be given only by certified mail, return receipt requested, by hand delivery or by nationally recognized overnight courier service at the addresses set forth below. Any such notice shall be deemed given on the date sent or deposited for delivery in accordance with one of the permitted methods described above. The time period for responding to any such notice shall begin on the date the notice is actually received, but refusal to accept delivery or inability to accomplish delivery because the party can no longer be found at the then current notice address, shall be deemed receipt. Either party may change its notice address by notice to the other party in accordance with the terms of this Section 54. The following are the initial notice addresses for each party:

Landlord’s Notice Address:	Fund III and Fund IV Associates
c/o Wells Real Estate Funds
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092-2295
Attention: George Wells
Director, East Region

Tenant’s Notice Address:	New York Life Insurance Company
51 Madison Avenue, Room 1108
New York, New York 10010
Attention: Administrative Services
Facsimile: 212-447-5679

With a copy to:	New York Life Insurance Company
3655 North Point Parkway, Suite 350
Alpharetta, Georgia 30005
Attention: William C. Reid, Zone Financial Officer
Facsimile: 770-752-8529

With a copy to:	New York Life Investment Management LLC
51 Madison Avenue, Room 907
New York, New York 10010
Attention: Corporate Real Estate

55. Force Majeure. In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond Landlord’s or Tenant’s control (a “force majeure event”) which results in the Landlord or Tenant being unable to timely perform its obligations hereunder to repair the Premises, provide services, or complete Work (as provided in Exhibit “B”), so long as Landlord or Tenant diligently proceeds to perform such obligations after the end of the force majeure event, Landlord or Tenant shall not be in breach hereunder, this Lease shall not terminate, and Tenant’s obligation to pay any Base Rent, additional rent, or any other charges and sums due and payable shall not be excused. Notwithstanding the foregoing or any provision to the contrary in this Lease, the foregoing provisions of this Section 55 shall not apply with respect to any obligation by Tenant to pay Rent or any other obligation of Tenant or Landlord under this Lease that can be satisfied by the payment of money.

56. Financial Statements. At any time during the Term, upon ten (10) days prior written notice from Landlord to Tenant, Tenant agrees to provide Landlord with the most current financial statement for Tenant and financial statements for the two (2) years prior to the current financial statement year for Tenant. Such statements are to be certified by Tenant to be true, correct and complete, prepared in accordance with generally accepted accounting principles and, if it is the normal practice of Tenant, audited by an independent certified public accountant. Notwithstanding the foregoing to the contrary, as long as New York Life Insurance Company is the Tenant under this Lease, Tenant shall be permitted to provide Landlord with its most recent Annual Report in order to satisfy the foregoing financial statement requirements.

57. Special Stipulations. The Special Stipulations attached hereto as Exhibit “D ” are modifications to the terms of this Lease and such Special Stipulations shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

[Executions commence on following page.]

IN WITNESS WHEREOF, the parties herein have hereunto set their hands and seals, the day and year first above written.

LANDLORD:

FUND III AND FUND IV ASSOCIATES

WELLS REAL ESTATE FUND III, L.P.
a Georgia Limited Partnership

By:	Wells Capital, Inc.,
a Georgia Corporation
(As General Partner)

By:
Name:
Title:

[CORPORATE SEAL]

WELLS REAL ESTATE FUND IV, L.P.
a Georgia Limited Partnership

By:	Wells Partners, L.P.
a Georgia Limited Partnership
(As General Partner)

By:	Wells Capital, Inc.
a Georgia Corporation
(As General Partner)

By:
Name:
Title:

[CORPORATE SEAL]

TENANT:

NEW YORK LIFE INSURANCE COMPANY,
a New York mutual insurance company

By:
Name:
Title:

RULES AND REGULATIONS

1. The sidewalks, entry passages, corridors, halls, elevators and stairways shall not be obstructed by Tenants or used by them for any purpose other than those of ingress and egress. The floors, skylights and windows that reflect or admit light into any place in said building shall not be covered or obstructed by Tenants. The toilets, drains and other water apparatus shall not be used for any other purpose than those for which they were constructed and no sweepings, rubbish or other obstructing substances shall be thrown therein.

2. No advertisement or other notice shall be inscribed, painted or affixed on any part of the outside or inside of said building, except upon the doors, and of such order, size and style, and at such places, as shall be approved and designated by Landlord. Interior signs on doors will be ordered for Tenants by Landlord, the cost thereof to be charged to and paid for by Tenants.

3. No Tenant shall do or permit to be done in his Premises, or bring or keep anything therein, which shall in any way increase the rate of insurance carried by Landlord on the Building, or on the Property, or obstruct or interfere with the rights of other Tenants or in any way injure or annoy them, or violate any applicable laws, codes or regulations. Tenants, agents, employees or invitees shall maintain order in the Premises and the Building, shall not make or permit any improper noise in the Premises or the Building or interfere in any way with other Tenants, tenants or those having business with them. Nothing shall be thrown by Tenants, their clerks or servants, out of the windows or doors, or down the passages or skylights of the Building. No rooms shall be occupied or used as sleeping or lodging apartments at any time. No part of the Building shall be used or in any way appropriated for gambling, immoral or other unlawful practices, and no intoxicating liquor or liquors shall be sold in the Building.

4. Tenants shall not employ any persons other than the janitors of Landlord (who will be provided with pass-keys into the offices) for the purpose of cleaning or taking charge of the Premises, except as may be specifically provided otherwise in the Lease.

5. No animals, birds, bicycles or other vehicles shall be allowed in the offices, halls, corridors, elevators or elsewhere in the Building, without the approval of Landlord.

6. Except for the hanging of pictures and similar customary office wall decor, no painting shall be done, nor shall any alterations be made to any part of the Building or the Premises by putting up or changing any partitions, doors or windows, nor shall there be any nailing, boring or screwing into the woodwork or plastering, nor shall any connection be made in the electric wires or gas or electric fixtures, without the consent in writing on each occasion of Landlord, which consent shall not be unreasonably withheld or delayed. All glass, locks and trimmings in or upon the doors and windows of the Building shall be kept whole and, when any part thereof shall be broken by Tenant or Tenant’s agent, the same shall be immediately replaced or repaired by Tenant (subject to Tenant’s compliance with Section 12 of the Lease) and put in order under the direction and to the satisfaction of Landlord, or its agents, and shall be kept whole and in good repair. Tenants shall not injure, overload, or deface the Building, the woodwork or the walls of the Premises, nor carry on upon the Premises any noxious, noisy or offensive business.

7. A reasonable number of card keys will be furnished Tenants without charge. No additional security systems, access systems, locks or latches shall be put upon any door without the written consent of Landlord. Tenants, at the termination of their Lease, shall return to Landlord all card keys to doors in the Building.

8. Landlord in all cases retains the power to prescribe the weight and position of iron safes or other heavy articles. Tenants must make arrangements with the superintendent of the Building when the elevator is required for the purpose of the carrying of any kind of freight.

9. The use of burning fluid, camphene, benzine, kerosene or anything except gas or electricity, for lighting the Premises, is prohibited. No offensive gases or liquids will be permitted.

10. If Tenants desire blinds, coverings or drapes over the windows, they must be of such shape, color and material as may be prescribed by Landlord, and shall be erected only with Landlord’s consent and at the expense of the Tenant desiring them. No awnings shall be placed on the Building.

11. All wiring and cabling work shall be done only by contractors reasonably approved in advance by Landlord and Landlord shall have the right to have all such work supervised by Building engineering/maintenance personnel.

12. At Landlord’s discretion, Landlord may hire security personnel for the Building, and every person entering or leaving the Building may be questioned by such personnel as to the visitor’s business in the Building and shall sign his or her name on a form provided by the Building for so registering such persons. Landlord shall have no liability with respect to breaches of the Building security, if any.

13. No smoking shall be permitted in any portion of the interior of the Building (including the Premises).

14. Tenants shall not install equipment that causes electrical consumption at any time to exceed the capacity of the existing feeders, risers, or wiring.

16. No soliciting of any type is permitted in the Project.

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EXHIBIT “A”

PROPERTY

ALL THAT certain lot, piece or parcel of land, together with all improvements thereon and appurtenances thereunto belonging, lying and being in Three Chopt District, Henrico County, Virginia, containing 4.233 acres as shown and described on that As-Built Survey entitled “Plat Showing Improvements on 4.233 Acres of Land Situated on the West Line of Cox Road, Being a Part of Block B, Sections A and H of Innsbrook” prepared by Engineering Design Associates, certified by J.L. Hutcherson, Commonwealth of Virginia Land Surveyor No. 1370, dated June 18, 1992, and being more particularly described as follows:

BEGINNING at a stone on the westerly right-of-way line of Cox Road (80-foot right-of-way), said stone being 25 feet south of the intersection of the southerly right-of-way line of Waterfront Place with said westerly right-of-way line of Cox Road; running thence along said westerly right-of-way line of Cox Road the following courses and distances: along the arc of a curve to the left (said arc having a radius of 890.00 feet) an are distance of 215.34 feet to a pk nail; South 19 degrees 52 minutes 00 seconds West a distance of 100.00 feet to a rod; along the arc of a curve to the right (said arc having a radius of 791.89 feet) an arc distance of 166.57 feet to a rod; thence leaving said westerly right-of-way line of Cox Road and running North 53 degrees 08 minutes 15 seconds West a distance of 514.60 feet to a rod; running thence North 47 degrees 42 minutes 07 seconds East a distance of 23.02 feet to a rod; running thence North 68 degrees 22 minutes 29 seconds East a distance of 169.63 feet to a rod; running thence North 42 degrees 51 minutes 36 seconds East a distance of 328.57 feet to a point on the southeasterly right-of-way line of Waterfront Place (50-foot right-of-way); running thence along said southeasterly right-of-way line of Waterfront Place South 53 degrees 08 minutes 15 seconds East a distance of 263.91 feet to a stone; running thence along an arc of a curve to the right (said arc having a radius of 25.00 feet) an arc distance of 37.90 feet to a stone on the westerly right-of-way line of Cox Road which marks the POINT OF BEGINNING.

BEING the same real estate conveyed to Rowe Properties-Markel, a Virginia Limited Partnership, by deed from Innsbrook Corporation, a Virginia corporation, dated November 4, 1985, recorded November 4, 1985, in the Clerk’s Office, Circuit Court, County of Henrico, Virginia, in Deed Book 1978, page 1220. By the First Amendment to the Certificate of Limited Partnership of Rowe Properties-Markel Limited Partnership, dated September 8, 1986, and recorded December 5, 1986, in the Clerk’s Office, Circuit Court, County of Henrico, Virginia, in Deed Book 2039, page 1236, and in the Clerk’s Office, Circuit Court, City of Richmond, Virginia, in Limited Partnership Book 7, page 1879, the name of Partnership was changed to Rowe Properties-Markel Limited Partnership.

EXHIBIT “A-1”

PREMISES

[ATTACH FLOOR PLAN SHOWING

PREMISES BY DIAGONAL LINES]

EXHIBIT “B”

(WORK LETTER)

This Work Letter (“Agreement”) is a part of the Lease Agreement dated of even date herewith executed by Landlord and Tenant. Landlord and Tenant hereby covenant and agree as follows (all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in such Lease Agreement):

ARTICLE I

WORK

Except as otherwise specifically provided, Landlord shall furnish, install and/or perform in the Premises the following items of work (hereinafter “Work”) pursuant to the provisions of this Agreement: All leasehold improvements shown in Tenant’s Plans (as defined in Article II hereof). Landlord shall perform the work, and may use materials already installed or used in the Premises (including, but not limited to, existing doors, ceiling tiles in good condition, lights, hardware, or similar items) to the extent they can be reused and incorporated into the Work. If the use of such existing materials is not expressly provided for in Tenant’s Plans, Landlord shall use such existing materials only if they meet the specifications set forth in Tenant’s Plans, and Landlord shall inform Tenant as to the use of such existing materials. The use of any existing materials which do not comply with the specifications set forth in Tenant’s Plans shall be subject to the prior approval of Tenant.

ARTICLE II

TENANT’S PLANS

1. Landlord, through Gwaltney-Fleming (the “Architect”) and Dunlap & Partners Engineers (the “Engineer”), has caused complete plans and specifications (“Tenant’s Plans”) for Work to be prepared, such Tenant’s Plans being identified on Exhibit “B-2” attached hereto and made a part hereof and being initialed or signed by Landlord and Tenant.

2. Landlord and Tenant hereby agree that time is of the essence, and the following procedure and schedule shall be adhered to with respect to the construction of Work:

(a) Upon receipt of a permit from the local jurisdiction, construction shall be commenced and diligently pursued to completion in accordance with Landlord’s construction schedule. Upon prior written notice to Tenant, Landlord reserves the right to make reasonable substitutions of equal or better quality and value for materials identified in Tenant’s Plans in the event of unavailability of materials or altered field conditions;

(b) Landlord shall give Tenant not less than five (5) business days prior written notice of its anticipated date of Substantial Completion as hereinafter defined;

(c) Items shown on a punch list to be prepared by Tenant, Architect and Engineer at Substantial Completion will then promptly be completed by Landlord, and Landlord shall thereafter obtain a Temporary Certificate of Occupancy, if necessary, and a permanent Certificate of Occupancy for the Premises, if required, as promptly as possible and at Landlord’s expense; and

3. [Intentionally omitted.]

4. Tenant agrees that it shall look solely to Architect and Engineer with respect to the adequacy, correctness or sufficiency of Tenant’s Plans or compliance thereof with any applicable laws, codes, regulations or ordinances of any applicable governmental authority, or otherwise, and that Landlord’s review or approval of Tenant’s Plans shall not constitute a representation, guaranty or warranty with respect to Tenant’s Plans. In the event that a claim may be made against Architect and/or Engineer with respect to Tenant’s Plan, and Tenant desires to pursue such claim, Landlord shall either (i) use commercially reasonable efforts to pursue such claim against Architect and/or Engineer on behalf of Tenant and Landlord, or (ii) assign to Tenant the right to pursue such claim.

5. Tenant’s Plans shall be filed by Landlord’s contractor as shall be required by law and approved by all governmental authorities having jurisdiction thereof. Any and all permits which may be required shall be procured by Landlord’s contractor and paid by Landlord. Tenant and Tenant’s architect and designers, if any, shall cooperate with Landlord in obtaining any such approvals and permits without delay.

6. Any changes required by any governmental authority, agency or department affecting the construction of any Work or any Additional Work to be performed therein shall not be deemed to be a violation of Tenant’s Plans or any provision of this Agreement, and shall not be objected to by Tenant.

ARTICLE III

COST OF WORK

1. Except as hereinafter provided in this Agreement, Landlord shall bear the cost of the design and preparation of Tenant’s Plans and the performance of the Work.

2. All revised or additional Tenant’s Plans are subject to Landlord’s review and written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Should any revisions or additions to the original Tenant’s Plans by Tenant result in a delay of Substantial Completion (hereinafter defined) of the Premises, Tenant agrees that such shall constitute a Tenant Delay (hereinafter defined). Revisions or additions by Landlord shall not be a Tenant Delay. All changes to Tenant’s Plans and work resulting from changes to Tenant’s Plans, or changes to any Work already completed, are hereinafter referred to as “Additional Work”.

3. Tenant shall pay Landlord or Landlord’s Construction Manager the actual costs for designing, furnishing, installing and/or constructing any Additional Work, including a five percent (5.0%) construction management fee.

4. The cost of any items of Additional Work shall be paid by Tenant in accordance with Section 45 of the Lease.

5. If, in Landlord’s sole judgment, any items of Additional Work shall involve ordering of materials or products which must be specially fabricated to order and thus will materially delay the performance of Work, then Landlord may require Tenant to agree on a fixed Commencement Date of this Lease (allowing a reasonable time for the performance of Work in absence of the necessity of performing the Additional Work occasioning such material delay). If the parties cannot agree upon a fixed Commencement Date, then Landlord shall have the right to decline to

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perform such Additional Work, and Tenant shall be responsible for the performance thereof (subject to the terms of this Lease) after the completion of Work and any other Additional Work not objected to by Landlord.

ARTICLE IV

PAYMENT

[Intentionally omitted.]

ARTICLE V

APPROVALS; AUTHORIZATIONS; TENANT’S AUTHORIZED AGENT(S)

1. Landlord is authorized to proceed with the performance of Work.

2. Any approvals required to be given by Tenant shall be deemed given unless within five (5) business days after request is made therefor, notice of disapproval is given.

ARTICLE VI

CHANGES IN TENANT’S PLANS

If Tenant desires to make changes to Tenant’s Plans, Tenant shall provide written notice of such desired changes to Landlord’s authorized representative as set forth in Article X of this Agreement. No change(s) may be made by Tenant in any of Tenant’s Plans which, in Landlord’s sole opinion, will cause any additional cost or expense to Landlord unless Tenant shall specifically agree to pay Landlord’s reasonable costs incurred as a result of any such changes(s) and to be reasonable for any delay in the completion of Work. In no event may any changes be made to any of Tenant’s Plans (or to any Work or Additional Work performed in the Premises) without Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VII

TENANT DELAY; ADVANCEMENT OF COMMENCEMENT DATE

If there is a delay in the Substantial Completion of Work, or any portion thereof, due to any act or omission of Tenant, its contractors, subcontractors, architects, space designers, movers, consultants, agents or employees, including, without limitation, delays due to Tenant’s making changes in Tenant’s Plans or in Work, delays by Tenant in submission of information, approving working drawings or cost estimates or giving authorizations or approvals, requests for materials not readily available, or delays resulting from the fact that portions of Work must be scheduled after the completion of certain items of Tenant’s Installations (hereinafter defined) (any of the foregoing being called a “Tenant Delay”), then the Premises, or such portion thereof, shall be deemed Substantially Completed on the date the Premises or such portion thereof would have been available for occupancy but for the duration of any such aforementioned Tenant Delay, even though work to be done by Landlord has not been commenced or completed. The parties recognize that a Tenant Delay may be aggravated or extended by a strike, materials or labor shortage, or loss of time due to construction scheduling changes occasioned by such Tenant Delay or other unavoidable delays, any or all of which would not have adversely affected the timely completion of Work in the absence of such Tenant Delay, and agree that the duration of Tenant Delay should include all delays resulting from such other causes, notwithstanding that as a result thereof, the Tenant Delay in question may substantially exceed, in duration, the length of

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time during which the act or omission of Tenant or its agents, employees or contractors causing such Tenant’s Delay may have occurred or continued. Landlord shall use good faith efforts to promptly notify Tenant as to any occurrence which will result in a Tenant Delay.

ARTICLE VIII

TENANT’S INSTALLATIONS

In the event Tenant shall desire to make any installations in the Premises (“Tenant’s Installations”) which are not to be made by Landlord for Tenant, the following shall apply:

1. On condition that such Tenant’s Installations will not require any structural change, and further provided that all Work and Additional Work required to be made by Landlord therein shall have reached a point with respect to which, in Landlord’s sole judgment, exercised in good faith, the making of Tenant’s Installations will not delay or hamper Landlord in the completion of Work or any Additional Work, Tenant may enter the Premises for the purpose of making Tenant’s Installations, subject, however, to the applicable provisions of the Lease. In addition to the insurance requirements set forth in the Lease, Tenant shall provide whatever reasonable and customary insurance coverage and certificates as are required by Landlord’s Construction Manager in connection with work to be done by Tenant’s contractors and subcontractors, including, but not limited to, naming Landlord and the Construction Manager as Additional Insureds.

2. Prior to the Commencement Date, any entry by Tenant in or on the Premises shall be at Tenant’s sole risk and shall be subject to all of the terms, covenants and provisions of the Lease (except those requiring Tenant to pay Base Rent or Tenant’s Share of Operating Expenses). Tenant’s Installations shall be completed free of all liens and encumbrances (copies of releases supplied to Landlord at Landlord’s request without delay.)

3. Prior to soliciting bids from any contractor(s) for performance of any work or installation of any materials or equipment that Tenant may desire to have performed or installed in the Premises, Tenant shall first submit to Landlord, for its approval or disapproval, the names of any such contractor(s) and Tenant shall only obtain bids and enter into contracts (for work or materials or equipment to be installed in the Premises) with contractor(s) first approved, in writing, by Landlord. Tenant agrees that in performing any work, the labor employed by Tenant or anyone performing such work for or on behalf of Tenant shall always be harmonious and compatible with the labor employed by Landlord and/or any contractors or subcontractors of Landlord. Should such labor, in Landlord’s sole opinion, be incompatible, Landlord may require Tenant to withdraw from the Premises immediately until Tenant takes possession of the Premises.

4. In the event Tenant or any agent, visitor, guest, employee, subcontractor or contractor of Tenant (“Persons Under Tenant’s Control”) shall enter upon the Premises or any other part of the Building, Tenant agrees to indemnify and save Landlord free and harmless from and against any and all claims whatsoever arising out of said entry or any work performed by such Persons Under Tenant’s Control. Persons Under Tenant’s Control shall comply with the special rules, regulations and requirements of Building management for the performance of work (including, without limitation, the requirement that Tenant maintain workers’ compensation, public liability and property insurance coverages as Landlord may reasonably require). Persons Under Tenant’s Control shall coordinate their activities so as to avoid the intrusion into or disruption of the operation of the Building and the business operation of other tenants.

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5. As a condition of Landlord’s permitting Tenant to make any of Tenant’s Installations in the Premises, Landlord may require that Tenant agree with Landlord on a fixed Commencement Date of this Lease (allowing a reasonable time for the performance of Work). If the parties cannot agree upon a fixed Commencement Date, then Landlord may refuse permission for Tenant to perform Tenant’s Installations prior to the occurrence of the Commencement Date.

6. Only Landlord’s contractors shall be permitted to do any work on the Building systems.

ARTICLE IX

SUBSTANTIAL COMPLETION

Substantially Completed and Substantial Completion shall have occurred upon the following: (1) all Work and Additional Work shall have been completed in substantial compliance with Tenant’s Plans, except for punch list items and Tenant’s Installations, and otherwise sufficient so that Architect can execute the most recently published version of AIA form G704, titled “Certificate of Substantial Completion,” and (2) Landlord shall have obtained a certificate of occupancy or other evidence reasonably satisfactory to Tenant that upon completion of Tenant’s Installations, if any, a certificate of occupancy will be issued, permitting the lawful use of the Premises; provided, however, that to the extent compliance with the conditions set forth above would have occurred but for Tenant Delay, then compliance with such conditions shall be deemed to have occurred on the date it would have occurred but for the Tenant Delay.

ARTICLE X

DESIGNATION OF REPRESENTATIVES

Landlord hereby designates Barbara Clark, Landlord’s Construction Manager to act as its authorized representative on this Agreement. Any response from such person under this Agreement shall be the response of Landlord. Tenant hereby designates William C. Reid to act as its authorized representative on this Agreement. Any response from such Person under this Agreement shall be the response of Tenant.

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EXHIBIT “B-2”

TENANT’S PLANS

Plans and specifications prepared by Gwaltney-Fleming, Inc., dated 4/20/04, Project No. 03124, and signed and approved by Tenant on 6/23/04

EXHIBIT “C”

ACKNOWLEDGMENT AND ACCEPTANCE

Tenant hereby acknowledges that the Premises demised pursuant to the Lease to which this Exhibit “C is attached (the “Lease”), and all tenant finish items to be completed by the Landlord, or Landlord’s contractors, have been satisfactorily completed in every respect, except for the punchlist items set forth below, and Tenant hereby accepts said Premises as substantially complete and ready for the uses intended as set forth in the Lease. Landlord shall complete the punchlist items, if any, as soon as is reasonably possible. Possession of the Premises is hereby delivered to Tenant, and any damages to walls, ceilings, floors or existing work, except for any damages caused by Landlord or Landlord’s contractors in completing any punchlist items, shall be the sole responsibility of Tenant.

Tenant and Landlord hereby further acknowledge and agree as follows:

1. The Commencement Date (as defined in the Lease) is                     , 20         and the Expiration Date (as defined in the Lease) is                     , 20        .

2. The exact rentable square feet contained within the Premises is square feet; and if differing from Exhibit “A-1” attached to the Lease, the Premises are as shown and outlined in red on Exhibit “C-1” attached hereto.

3. Tenant’s Share is             %.

4. The initial Base Rent payable under the Lease is $             , payable in equal monthly installments as provided in the Lease.

5. Rent under the Lease will commence as of                     .

6. Tenant intends to occupy the Premises on                     .

7.              (No.) keys to the Premises have been delivered to Tenant or Tenant’s representative.

8. The following punch list items are all that remain to be completed by Landlord or Landlord’s contractor:

9. This Acknowledgment and Acceptance, when executed by Landlord and Tenant, shall be attached to and shall become a part of the Lease. If any provision contained herein conflicts with any provision of the Lease, the provisions hereof shall supersede and control, and the Lease shall be deemed modified and amended to conform with the provisions hereof.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands and seals, this day of , 2004.

TENANT:	LANDLORD:

NEW YORK LIFE INSURANCE COMPANY, a New York mutual insurance company	FUND III AND FUND IV ASSOCIATES

WELLS REAL ESTATE FUND III, L.P.
a Georgia Limited Partnership

By:	By:	Wells Capital, Inc.,
Name:		a Georgia Corporation
Title:		(As General Partner)

By:
Name:	By:
Title:		Name:
Title:

[CORPORATE SEAL]

WELLS REAL ESTATE FUND IV, L.P.
a Georgia Limited Partnership

	By:	Wells Partners, L.P.
a Georgia Limited Partnership
(As General Partner)

	By:	Wells Capital, Inc.
a Georgia Corporation
(As General Partner)

By:
Name:
Title:

[CORPORATE SEAL]

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EXHIBIT “D”

SPECIAL STIPULATIONS

1. Right of First Offer. Provided Tenant is not in default under this Lease beyond applicable cure periods, at such time as Landlord desires to lease the approximately 2,953 rentable square feet of space on the first (1st) floor of the Building and adjacent to the Premises, as more particularly identified on Exhibit ”D-1” attached hereto and made a part hereof, Tenant shall have a one-time right of first offer with respect to such space as set forth in this paragraph. At such time, Landlord shall notify Tenant that Landlord intends to so lease such space, and Tenant shall have five (5) business days following receipt of Landlord’s notice in which to commit to lease said space. Any lease by Tenant of such space hereunder shall be under the same terms and conditions as this Lease and shall be coterminous with this Lease; excepting, however, that (i) the term of the lease of such space shall be not less than three (3) years, and (ii) Landlord shall provide to Tenant a tenant improvement allowance for improvements to such space in an amount equal to Two and 32/100 Dollars ($2.32) per rentable square foot of such space times the number of full years that Tenant leases such space (with any remaining costs for tenant improvements above such allowance being paid by Tenant). In the event Tenant chooses not to lease such space, or fails to notify Landlord of its desire to lease such space within such five (5) business day notification period, the rights of Tenant hereunder with respect to such space shall terminate. Notwithstanding the foregoing, any termination of this Lease, or, except for any Affiliate Transfer, any assignment of this Lease or subletting of more than fifteen percent (15%) of the Premises in effect at the time of notice from Landlord pursuant to this Paragraph, shall terminate the rights of Tenant contained in this paragraph.

2. Conditional Free Rent. Provided that Tenant is not in default under this Lease beyond any applicable cure period, Landlord shall grant to Tenant a three (3)-month period of free rent, commencing on the Commencement Date. Such period of free rent shall apply only to the Base Rent and Tenant’s Share of Operating Expenses due under Section 3 of this Lease.

3. Option to Terminate. Tenant shall have the one-time right and option to terminate this Lease effective as of the last day of the eighty seventh (87th) full calendar month of the Term (the “Termination Option Date”) by delivering written notice thereof to Landlord no later than six (6) months prior to the Termination Option Date; provided that, at the time of such notice and continuing until the Termination Option Date, Tenant is not in default of any of the terms, covenants or conditions of this Lease beyond applicable cure periods. In the event Tenant exercises its option to terminate the Lease as provided above, then simultaneously with the giving of said notice of termination to Landlord, Tenant shall make a lump sum cash payment to Landlord equal to all unamortized costs and expenses incurred by Landlord in connection with this Lease, including, but not limited to, Landlord’s costs for tenant improvements and design and brokerage fees paid by Landlord. For the purpose of this calculation, all costs shall be amortized over a one hundred twenty (120)-month period commencing on the first day of the fourth (4th) full calendar month of the Term at an annual interest rate of eight percent (8%), compounded annually.

4. Option to Renew.

(a) Tenant shall have the right and option to renew this Lease for one (1) additional term of sixty (60) months by delivering written notice thereof to Landlord at least nine (9) months prior to the expiration of the primary Term, provided that, at the time of such notice and at the end of the primary Term, Tenant is not in default of any of the terms, covenants or conditions of this Lease beyond applicable cure periods. Upon the delivery of said notice and subject to any conditions set forth in the preceding sentence, and upon the execution by Landlord and Tenant of an extension agreement containing such terms and provisions which are consistent with the provisions of this Paragraph, this Lease shall be extended upon the same terms, covenants and conditions as provided in this Lease, except that the rent payable under this Lease during said renewal term shall be at the prevailing market rate (including escalations) for the Premises at the commencement of such renewal determined as hereinafter provided. Notwithstanding the foregoing, any termination of this Lease, or, except for any Affiliate Transfer, any assignment of this Lease or subletting of more than fifteen percent (15%) of the Premises in effect at the time of notice to Landlord of the exercise of such renewal option, shall terminate the option of Tenant contained in this Paragraph.

(b) For the purposes of this Special Stipulation, “prevailing market rate” shall mean the arms length fair market annual base rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the rate is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the office market in which the Building is located (which fair market base rent shall also include annual or other periodic escalations thereof determined in a manner consistent with this Special Stipulation). The determination of fair market base rental shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.

(c) If Landlord and Tenant cannot agree on the fair market base rental within thirty (30) days after Tenant’s delivery to Landlord of the written notice exercising the option to renew (the “Rent Negotiation Period”), the fair market base rental shall be established by the following procedure: (1) within fifteen (15) days after the expiration of the Rent Negotiation Period, Tenant and Landlord shall agree on a single independent MAI certified appraiser who shall have a minimum of ten (10) years experience in real estate leasing in the market in which the Premises is located, and Landlord and Tenant shall each notify the other (but not the appraiser), of its determination of such fair market base rental and the reasons therefor, (2) during the next seven (7) days both Landlord and Tenant shall prepare a written critique of the other’s determination and shall deliver it to the other party, and (3) on the tenth (10th) day following delivery of the critiques to each other, Landlord’s and Tenant’s determinations and critiques (as originally submitted to the other party, with no modifications whatsoever) shall be submitted to the appraiser, who shall decide whether Landlord’s or Tenant’s determination of fair market base rental is more correct. The determination so chosen shall be the fair market base rental. The appraiser shall not be empowered to choose any number other than the Landlord’s or Tenant’s. The fees of the appraiser shall be paid by the non-prevailing party.

5. Incorporation of Management Certificate. The representations and certifications contained in the Management Representation Certificate attached hereto as Exhibit “D-2” and made a part hereof are fully incorporated in this Lease by reference as though set forth herein in their entirety and are hereby restated and reaffirmed by Landlord in their entirety as of the date hereof.

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EXHIBIT “D-1”

REFUSAL SPACE

EXHIBIT “D-2”

(Management Representation Certificate)